Exhibit 10.1

Execution Version

LOAN AGREEMENT

This LOAN AGREEMENT (as the same may be amended, restated, modified, substituted or extended from time to time, this “Agreement”) is made as of this 2nd day of October, 2026 (the “Closing Date”), by and among VIREO PROPERTY HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), VIREO PROPERTY HOLDINGS NEW YORK, LLC, a Delaware limited liability company (“Holdings NY”), VIREO PROPERTY HOLDINGS FLORIDA, LLC, a Delaware limited liability company (“Holdings FL”), 256 COUNTY ROUTE 117 PERTH LLC, a Delaware limited liability company (“NY PropCo”), 160 COMFORT ROAD, LLC, a Delaware limited liability company (“FL PropCo”, and together with Holdings, Holdings NY, Holdings FL and NY PropCo, jointly, severally and collectively, the “Borrowers” and each individually, a “Borrower”), the Guarantors from time to time party hereto, and NEEDHAM BANK, a Massachusetts commercial bank (“Lender,” which expression shall include Lender’s successors and assigns, and providers of any Bank Products).

PRELIMINARY STATEMENTS

A.            Lender has agreed to extend to Borrowers a loan in the original principal amount of SIXTY MILLION AND 00/100 DOLLARS ($60,000,000.00) (the “Loan”), which includes Lender taking an assignment of the Existing Debt and then amending and restating the Existing Mortgage, in accordance with the terms and conditions of this Agreement and the other Loan Documents, as defined below.

B.            The proceeds of the Loan will be used to fund (i) the refinancing of the Existing Debt, (ii) the acquisition of the Florida Mortgaged Property, and (iii) a portion of the costs and expenses to be incurred by Borrowers in connection with the closing of the Loan, including, without limitation, the Closing Costs.

C.             Borrowers’ obligations under this Agreement, each Note and the other Loan Documents are secured, in part, by the Mortgages, the Security Agreement, the Pledge Agreements, and all of the other Loan Documents.

D.            To induce Lender to extend the Loan to Borrowers, and in consideration of the mutual covenants, agreements, representations and warranties herein contained and the faithful performance of said covenants and agreements, each Loan Party covenants, agrees, represents and warrants as follows:

AGREEMENT

1.	DEFINITIONS

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, whether by merger or otherwise, in (a) the acquisition of all or substantially all of the assets of any Person, business or division of a Person, or (b) the acquisition of in excess of 50% of the Equity Securities of any Person, or otherwise causing any Person to become a Subsidiary.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that, for purposes of this definition, any Person which owns directly or indirectly 15.00% or more of the Equity Securities having ordinary voting power for the election of directors, managers or other members of the governing body of a Person or 15.00% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person. Notwithstanding anything to the contrary set forth herein, Lender shall not deemed to be an Affiliate of any Loan Party solely by virtue of complying with the terms and provisions of, or exercising its rights under, this Agreement and the other Loan Documents.

“Aggregate Liquidity” means for the Borrowers and their Affiliates, the sum of unrestricted cash of such Persons which is held in a Deposit Account maintained with Lender (which for the avoidance of doubt, shall be inclusive of Borrower Liquidity).

“Aggregate Liquidity Certificate” means an Aggregate Liquidity Certificate substantially in the form of Exhibit D attached hereto, setting forth in reasonable detail the computations necessary to determine whether the Borrowers were in compliance with the Average Aggregate Liquidity covenant set forth in Section 7.18(ii) during such quarterly period to which the certificate relates, and if not, identifying the days during such period for which Aggregate Liquidity was less than the minimum amount required by Section 7.18(ii), duly executed and acknowledged by the Borrowers.

“Agreement” has the meaning set forth in the preamble.

“Anti-Corruption Laws” has the meaning set forth in Section 4.24.

“Anti-Money Laundering and Anti-Terrorism Laws” means any requirement of Law relating to terrorism, economic sanctions or money laundering, including, without limitation, (a) the Money Laundering Control Act of 1986 (i.e., 18 U.S.C. §§ 1956 and 1957), (b) the Bank Secrecy Act of 1970 (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), and the implementing regulations promulgated thereunder, (c) the USA PATRIOT Act and the implementing regulations promulgated thereunder, (d) laws, regulations and Executive Orders administered under any Sanctions Programs, (e) any law prohibiting or directed against terrorist activities or the financing or support of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B), and (f) any similar laws enacted in the United States or any other jurisdictions in which the parties to this Agreement operate, as any of the foregoing laws have been, or shall hereafter be, amended, renewed, extended, or replaced and all other present and future legal requirements of any Governmental Authority governing, addressing, relating to, or attempting to eliminate, terrorist acts and acts of war and any regulations promulgated pursuant thereto.

“Applicable Cannabis Laws” shall mean the applicable state and local laws, statutes, rules, ordinances, regulations, codes, licenses, authorizations, decisions, injunctions, interpretations, orders or decrees of any court or other Governmental Authority of the Applicable States and each applicable municipality and other authority of, or within, the Applicable States pertaining to Cannabis, all as in effect and as amended from time to time.

“Applicable Law” shall mean, subject to the carve-outs and acknowledgments contained in Section 12, as to any Person, any law (including common law), statute, regulation, ordinance, rule, order, policy, decree, judgment, consent decree, writ, injunction, or governmental requirement enacted, promulgated or imposed by any Governmental Authority or determination of any arbitrator, in each case applicable to or binding on such Person or any of its property, products, business, assets or operations or to which such Person or any of its property, products, business, assets or operations is subject.

“Applicable Period” has the meaning set forth in Section 7.18.

“Applicable States” means, collectively, New York, Florida and any other state in which any Mortgaged Property resides, and each individually, is an “Applicable State”.

“Approved Appraisal” means an MAI-prepared appraisal prepared by an appraiser approved by Lender, in form and substance reasonably acceptable to Lender. Each Approved Appraisal shall be prepared in accordance with the standards set forth in Part 323 of the regulations of the Federal Deposit Insurance Corporation adopted pursuant to the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, and the Interagency Appraisal and Evaluation Guidelines applicable to Federally Related Transactions, and shall be prepared in response to an engagement letter to be issued by Lender.

“Assignee” has the meaning set forth in Section 10.3.

“Average Aggregate Liquidity” means for any month, the average daily Aggregate Liquidity (calculated as of the close of business on each day) for such month.

“Bank Product” means any of the following products or services extended pursuant to a separate written agreement to any Borrower or Affiliate of any Borrower by Lender or any of its Affiliates: (a) Cash Management Services; (b) products under hedging agreements; (c) commercial credit card and merchant card services; and (d) leases and other banking products or services.

“Bank Product Debt” means debt, obligations and other liabilities of any Borrower with respect to Bank Products.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Blocked Person” means any Person:

(a) that (i) is identified on the list of “Specially Designated Nationals and Blocked Persons” published by OFAC and/or any other similar lists maintained by OFAC pursuant to authorizing statute, executive order or regulation; (ii)(A) is an agency of the government of a country, (B) an organization controlled by a country, or (C) resides, is organized or chartered in a country, region or territory that is the target of comprehensive sanctions under any Sanctions Program (a “Sanctioned Country”); (iii) a Person listed in any economic or financial sanctions-related or trade embargoes-related list of designated Persons maintained under any of the Anti-Money Laundering and Anti-Terrorism Laws; or (iv)(A) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 or any related legislation or any other similar executive order(s) or (B) engages in any dealings or transactions prohibited by Section 2 of Executive Order 13224 or is otherwise associated with any such Person in any manner violative of Section 2 of Executive Order 13224; or

(b) that is owned or controlled by or that is acting for or on behalf of, any Person described in clause (a) above.

“Borrower” and “Borrowers” have the meaning set forth in the preamble.

“Borrower-Agent” means Holdings.

“Borrower Liquidity” means, for the Borrowers, the sum of (i) unrestricted cash of the Borrowers held in Deposit Accounts maintained with Lender, plus (ii) cash held in the Reserve Account.

“Business Day” means any day that banks are open for business in the continental United States, exclusive of weekend days and public holidays under the laws of the United States or The Commonwealth of Massachusetts.

“Calculation Date” means December 31st of each calendar year during the term of the Loan, beginning on December 31, 2027.

“Cannabis” means: (a) any plant or seed, whether live or dead, from any species or subspecies of genus Cannabis, including Cannabis sativa, Cannabis indica and Cannabis ruderalis, Marijuana (as defined in the Controlled Substances Act of the United States, 21 U.S.C. §§ 801 et seq.) and industrial hemp and any part, whether live or dead, of the plant or seed thereof, including any stalk, branch, root, leaf, flower or trichome; (b) any material obtained, extracted, isolated or purified from the plant or seed or the parts contemplated by clause (a) of this definition, including any oil cannabinoid, terpene, genetic material or any combination thereof; (c) any organism engineered to biosynthetically produce the material contemplated by clause (b) of this definition, including any micro-organism engineered for such purpose; (d) any biologically or chemically synthesized version of the material contemplated by clause (b) of this definition or any analog thereof, including any product made by any organism contemplated by clause (c) of this definition; and (e) any other meaning ascribed to the term “cannabis,” “marijuana” or “marihuana” (or any similar term) under Applicable Law.

“Cannabis Authorities” means the Florida Office of Medical Marijuana Use, the Office of Cannabis Management of New York or municipal authorities having jurisdiction over the Loan Parties to enforce any Applicable Cannabis Laws.

“Cannabis Establishment” shall mean any facility cultivating, producing, manufacturing, distributing or retailing Cannabis for medical and/or adult use in the Applicable States pursuant to the Applicable Cannabis Laws.

“Capital Expenditures” means, without duplication, for the applicable period tested, the sum of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Lease Obligations) that, in accordance with GAAP, are required to be included in land, property, plant or equipment or similar fixed asset account (whether involving real or personal property) during such period, excluding however expenditures funded with (a) Net Proceeds of any Event of Loss that are reinvested in such expenditures pursuant to Section 3.4.2, (b) capital contributions, or (c) other new equity financing permitted hereby.

“Capital Lease” means any lease of property, plant, equipment, or intangible asset that, in accordance with GAAP, would be capitalized on a balance sheet.

“Capital Lease Obligations” means the aggregate capitalized amount of obligations under all Capital Leases.

“Cash Management Agreements” shall mean collectively, any agreement entered into from time to time by any Loan Party in connection with Cash Management Services, as the same may be amended, restated, modified, substituted or extended from time to time.

“Cash Management Services” means services relating to operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse (ACH) transactions, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

“Change of Control” means (a) the occurrence of any of the following events: (a) Parent ceases to, directly or indirectly, own and control 100% of each class of the outstanding Equity Securities of Holdings, and (b) any Loan Party ceases to, directly or indirectly, own and control 100% of each class of the outstanding Equity Securities of each of its Subsidiaries.

“Change in Cannabis Law” shall mean any change in Applicable Law, including, without limitation, Applicable Cannabis Laws, or change in the enforcement practices of federal authorities that would (a) make it unlawful for Lender to (i) perform any of its obligations hereunder or under any other Loan Documents, or (ii) to fund or maintain the Loan, or (b) result in the activities conducted by any Loan Party necessary to the performance of its business being Restricted Cannabis Activities.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any applicable Governmental Authority or (d) the Loans being classified as a loan that is categorized as a high volatility commercial real estate loan exposure pursuant to Part 217 of Chapter II of title 12 of the Code of Federal Regulations; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Costs” means all reasonable, documented, out-of-pocket costs and expenses associated with entering into the Loan, including, without limitation, the costs of any title examinations, title insurance premiums, recording costs, reasonable legal fees and expenses and appraisal fees.

“Closing Date” has the meaning set forth in the preamble.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations issued thereunder.

“Collateral” means any assets of any Borrower, Guarantor, Pledgor or any other Person upon which the Lender has been, or has purportedly been, granted a Lien in connection with any Loan Document, including, without limitation, the Mortgaged Properties.

“Collateral Access Agreement” means an agreement with respect to a Borrower’s leased location or bailee location pursuant to which a lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of Property owned by any Borrower, acknowledges the Liens of Lender and waives any Liens held by such Person on such Property, and, in the case of any such agreement with a lessor, permits Lender reasonable access to and use of such real property following the occurrence and during the continuance of an Event of Default, in each case in form and substance reasonably satisfactory to Lender.

“Collateral Assignment of Lease” means an agreement with respect to a Borrower’s leased location pursuant to which a Borrower assigns to Lender such Borrower’s rights, title and interest in and to the applicable lease agreement with respect to such location, in form and substance reasonably satisfactory to Lender.

“Commitment Fee” means, one and one-half percent (1.50%) of the Loan Commitment or NINE HUNDRED THOUSAND AND 00/100 DOLLARS ($900,000.00), paid by Borrowers to Lender as provided in Section 2.4.

“Competitor” means (i) the Persons identified in writing from Borrower-Agent to the Lender as being a bona fide operating competitor of the Borrowers or any of their Affiliates at the time on or prior to the Closing Date, as listed on Exhibit C (the “Competitor List”), (ii) any Person identified after the Closing Date (but no more frequently than once per calendar year) in any supplement to the Competitor List provided in writing by the Borrower-Agent to Lender in accordance with Section 11.11 that is at the time a bona fide operating competitor of the Borrowers, and (iii) any Affiliate of any Person described in clauses (i) or (ii) above that is clearly identifiable solely on the basis of the similarity of such Affiliate’s name to any Person described in clauses (i) or (ii) above (but excluding any bona fide debt fund, lending entity, or investment vehicle that is primarily engaged, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds or similar extensions of credit or securities in the ordinary course and with respect to which such Person does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity); provided that (x) no supplement to the Competitor List shall apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in respect of any Loans from continuing to hold or vote such previously acquired assignments and participations on the terms set forth herein for a Lender that is not a Competitor, and (y) no update shall become effective until three (3) Business Days after such update is provided to the Lender (it being understood that no update shall apply to any Person that is party to a pending trade at the time of such update); provided, further, that in each case such Competitor List (or any supplement thereto) shall be reasonably acceptable to the Lender (it being understood that the Competitor List delivered to the Lender prior to, or on, the Closing Date is acceptable).

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit A attached hereto, duly executed and acknowledged by the Borrowers, and provided in connection with the delivery of the Borrowers’ financial statements as required by Section 7.2 hereof.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person: (a) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (c) with respect to any performance bonds, bonds, bank guaranties issued under bank facilities or otherwise or other similar instruments; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any Property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person. The amount of any Contingent Obligation shall be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.

“Consolidation Note” means that certain Consolidated, Amended and Restated Promissory Note dated as of the date hereof, made by Borrowers and payable to the order of Lender in an aggregate principal amount equal to the Loan Commitment, which consolidates, amends and restates the Existing Note and the Gap Note, as may be amended, amended and restated, modified, supplemented, extended, renewed, or replaced.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, partnership interests, membership interests or other equity interests, by contract or otherwise. “Controlling” and “Controlled” have meanings analogous thereto.

“Debt Service” means, for the applicable period tested, scheduled principal payments, if any, and interest payments under (a) the Consolidation Note in accordance with the Loan Documents, and (b) all other Indebtedness owed to Lender, all as determined in accordance with GAAP.

“Debt Service Covenant” has the meaning set forth in Section 7.16.

“Debt Service Covenant Collateral” has the meaning set forth in Section 7.16.

“Debt Service Coverage Ratio” means the Debt Service Coverage Ratio (Pre-Distribution) or the Debt Service Coverage Ratio (Post-Distribution), as applicable.

“Debt Service Coverage Ratio (Pre-Distribution)” means, for the applicable period tested, the ratio of (A) Net Operating Income of the Borrowers for such period, minus (i) unfinanced Capital Expenditures, minus (ii) increases in loans to direct or indirect holders of Equity Securities of the Borrowers, minus (iii) decreases in loans from direct or indirect holders of Equity Securities of the Borrowers, minus (iv) Taxes actually paid in cash, to (B) Debt Service of the Borrowers for such period.

“Debt Service Coverage Ratio (Post-Distribution)” means, for the applicable period tested, the ratio of (A) Net Operating Income of the Borrowers for such period, minus (i) cash Distributions paid to direct or indirect holders of Equity Securities of the Borrowers, minus (ii) unfinanced Capital Expenditures, minus (iii) increases in loans to direct or indirect holders of Equity Securities of the Borrowers, minus (iv) decreases in loans from direct or indirect holders of Equity Securities of the Borrowers, minus (v) Taxes actually paid in cash, to (B) Debt Service of the Borrowers for such period.

“Debt Service Shortfall” has the meaning set forth in Section 7.16.

“Disposition” means the sale, lease, transfer, assignment, conveyance or other disposition of Property (including Equity Securities of any Person).

“Distributions” means, with respect to any Person, (a) any payment by such Person of any distributions or dividends, direct or indirect, on account of any of its Equity Securities, (b) any capital used (or set aside in a fund to be used) by such Person for the making of any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Securities of such Person or any of its Subsidiaries or any direct or indirect parent of such Person, now or hereafter outstanding, (c) the making of any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of equity interests of any such Person or any of its Subsidiaries, now or hereafter outstanding, (d) the return of any Equity Securities to any shareholders or other equity holders of such Person or any of its Subsidiaries, or make any other distribution of property, assets, shares of equity interests, warrants, rights, options, obligations or securities thereto as such, or (e) any payment by such Person which represents a return of capital to the holders of its Equity Securities. “Distribution” has a meaning analogous thereto.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of liability, non-compliance or violation, investigations, proceedings, settlements, consent decrees, consent orders, consent agreements and all costs and liabilities relating to or arising from or under any Environmental Law, including (a) any and all claims by Governmental Authorities for enforcement, investigation, corrective action, cleanup, removal, response, remedial or other actions, cost recovery, damages, natural resource damages or penalties pursuant to or arising under any Environmental Law, (b) any and all claims by any one or more Persons seeking damages, contribution, restitution, indemnification, cost recovery, compensation or injunctive relief directly or indirectly resulting from, based upon or arising under Environmental Law, pertaining to Hazardous Materials or an alleged injury or threat of injury to human health, safety, natural resources, or the indoor or outdoor environment, and (c) all liabilities contingent or otherwise, expenses, obligations, losses, damages, fines and penalties arising under any Environmental Law.

“Environmental Indemnity Agreement” means, that certain Environmental Indemnity Agreement, of even date herewith, by the Borrowers in favor of Lender, regarding the Mortgaged Properties, as the same may be amended, restated, modified, substituted or extended from time to time.

“Environmental Laws” means all federal, state, provincial, district, local and foreign laws, rules, regulations, ordinances, and consent decrees relating to health, safety, hazardous substances, pollution and environmental matters, as now or at any time hereafter in effect, applicable to any Loan Party’s business or facilities owned or operated by any Loan Party, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes into the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Environmental Liability” means, all liabilities, monetary obligations, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any actual or alleged noncompliance with or liability pursuant to any Environmental Law or Environmental Claim, including any condition of the environment or a Release of Hazardous Materials from or onto (a) any property presently or formerly owned by any Loan Party or any Subsidiary thereof or (b) any facility which received Hazardous Materials generated by any Loan Party or any Subsidiary thereof.

“Environmental Permit” means any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.

“Environmental Report” and “Environmental Reports” have the meaning set forth in the Environmental Indemnity Agreement.

“Equity Securities” means, with respect to any Person, any and all shares, interests, units, participations, rights, or other equivalents (however designated and whether voting and non-voting) in or of, such Person’s capital, whether outstanding on the date hereof or issued after the date hereof, including any and all rights, warrants, debt securities, options or other rights exchangeable for or convertible into any of the foregoing.

“Event of Default” has the meaning set forth in Section 9.1.

“Event of Loss” means, with respect to any Mortgaged Property, any of the following: (a) any loss, destruction or damage of such Mortgaged Property; or (b) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Mortgaged Property, or confiscation of such Mortgaged Property or the requisition of the use of such Mortgaged Property or seizure of Mortgaged Property through governmental forfeiture action.

“Excluded Accounts” has the meaning set forth in the Security Agreement.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of the Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in the Loan pursuant to a law in effect on the date on which (i) the Lender acquires such interest in the Loan or (ii) the Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.7, amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before the Lender became a party hereto or to the Lender immediately before it changed its lending office, (c) Taxes attributable to the Lender’s failure to comply with Section 2.7.7 and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order 13224” means Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001 and the Annex thereto, as the same may be from time to time supplemented or amended.

“Existing Debt” means the mortgage loan held by the Existing Lender (which is being assigned to Lender on the Closing Date).

“Existing Lender” means IIP-NY 2 LLC, a Delaware limited liability company.

“Existing Mortgage” means that certain Mortgage, Assignment of Leases and Rents, Security Agreement, Financing Statement and Fixture Filing, dated as of May 26, 2026, by NY PropCo in favor of Existing Lender, as amended, supplemented or otherwise modified from time to time prior to the date hereof.

“Existing Note” means that certain Promissory Note, dated as of May 26, 2026, by NY PropCo in favor of Existing Lender, in connection with the Existing Mortgage, as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof.

“Extraordinary Receipts” means any cash received by any Borrower not in the Ordinary Course of Business (and not consisting of proceeds described in Section 3.4.2(i), (ii), or (iv)), including (a) foreign, United States, state or local tax refunds, (b) pension plan reversions, (c) proceeds of insurance not permitted to be applied towards casualty events hereunder, (d) proceeds of judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action (other than with respect to reimbursement of third party claims), (e) condemnation awards (and payments in lieu thereof), (f) indemnity payments (other than with respect to reimbursement of third party claims) and (g) any purchase price adjustment received in connection with any purchase agreement (other than customary working capital adjustments).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Financial Statements” has the meaning set forth in Section 4.4.

“Financing Statements” means, collectively, the UCC-1 Financing Statements, naming each Loan Party and Parent, as debtor, and Lender, as secured party, regarding the Loan and to be filed with the Secretary of State of the State of formation of each Person, as the same may be amended, restated, modified, substituted or extended from time to time.

“FL Mortgaged Property” means, the Real Property located at 160 Comfort Road, Palatka, Florida 32177 (as more particularly described in the Mortgage executed with respect to such Real Property).

“Foreign Official” has the meaning set forth in Section 4.24.2.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect on the date of the preparation and delivery of the Financial Statements and consistently followed, without giving effect to any subsequent changes, other than changes consented to in writing by the Lender.

“Gap Mortgage” means that certain Gap Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing of even date herewith made by NY PropCo in favor of Lender which secures the Gap Note.

“Gap Note” means the promissory note dated as of the date hereof made by the Borrowers in favor of Lender in an amount equal to the difference between (a) the Loan Commitment, and (b) the outstanding principal balance of the Existing Note.

“Governmental Authorities” means all agencies, authorities, bodies, boards, commissions, courts, instrumentalities, legislatures and offices of any nature whatsoever for any government unit, quasi-government or political subdivision, whether federal, state, county, district, municipal, city or otherwise, and whether now or hereafter in existence.

“Guaranty” means any guaranty now or hereafter executed by any Guarantor with respect to any portion of the Obligations, including, without limitation, (a) the Unconditional Guaranty, dated as of the date hereof, by the Tenant Guarantor in favor of the Lender, and (b) any other guaranty executed by Persons guaranteeing all or any portion of the Obligations, as each now exist or may hereafter be entered into, amended, amended and restated, modified, supplemented, extended, renewed, or replaced, and collectively, they are referred to herein as the “Guarantees”.

“Guarantor” means the Tenant Guarantor and any other Person, if any, that now or hereafter guarantees all or any portion of the Obligations, and collectively, they are referred to herein as the “Guarantors”.

“Hazardous Materials” means any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

“Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services (other than current trade payables entered into in the Ordinary Course of Business); (c) the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property); (f) all Capital Lease Obligations; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product; (h) all obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own Equity Securities (or any Equity Securities of a direct or indirect parent entity thereof) prior to the date that is 90 days after the final scheduled installment payment date for the date specified in the definition of Maturity Date, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Equity Securities plus accrued and unpaid dividends; (i) all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; (j) all Contingent Obligations of such Person, and (k) any monetary obligation of a Person under or in connection with a sale-leaseback or similar arrangement.

“Indemnified Parties” has the meaning set forth in Section 11.13.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Intellectual Property” has the meaning set forth in Section 4.10.

“Intercreditor Agreement” means, collectively, (i) the Second Lien Intercreditor Agreement, and (ii) any and all other intercreditor agreements executed by a holder of Indebtedness of a Loan Party in favor of the Lender from time to time after the Closing Date, in form and substance and on terms and conditions reasonably satisfactory to Lender, in each case, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Investment” has the meaning set forth in Section 6.4.

“Key Officer” means John Mazarakis.

“Lender” has the meaning set forth in the preamble.

“Lessee” means each Tenant and any other Person leasing, subleasing or otherwise occupying any portion of a Mortgaged Property under a Tenant Lease or other occupancy agreement.

“Lien” means (a) with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge, security interest, adverse claim, defect of title or right of set off in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease, title retention agreement or consignment agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to any asset, (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, (d) any netting arrangement, defeasance arrangement or reciprocal fee arrangement, and (e) any other arrangement having the effect of providing security.

“Loan” has the meaning set forth in Paragraph A.

“Loan Commitment” means SIXTY MILLION AND 00/100 DOLLARS ($60,000,000.00).

“Loan Documents” means the following documents and instruments, as the same may be amended, amended and restated, modified, supplemented, substituted or extended from time to time:

(a)           this Agreement;

(b)           each Note;

(c)           the Mortgages;

(d)           the Assignment of Agreements, Permits and Rights;

(e)           the Security Agreement;

(f)            the Environmental Indemnity Agreement;

(g)           the Financing Statements;

(h)           each Guaranty;

(i)            each Subordination Agreement;

(j)            each Intercreditor Agreement;

(k)            each Pledge Agreement;

(l)            any Cash Management Agreements;

(m)           Assignment of Mortgage, Assignment of Leases and Rents, Security Agreement, Financing Statement and Fixture Filing, by and between the Existing Lender and Lender, and Allonge to Promissory Note from the Existing Lender in favor of Lender, along with the Existing Mortgage, Existing Note and other loan documents being so assigned;

(n)           each Collateral Access Agreement and Collateral Assignment of Lease;

(o)           each Tenant Estoppel Certificate;

(p)           each Subordination and Attornment Agreement; and

(q)           any and all other agreements, instruments, documents and other writings referred to in this Agreement or now or hereafter executed by or on behalf of a Loan Party and delivered to, and agreed to by, Lender in connection with the transactions described in this Agreement or contemplated hereby.

“Loan Participants” has the meaning set forth in Section 10.2.

“Loan Parties” means, collectively, (a) the Borrowers and (b) each Guarantor (other than the Tenant Guarantor and the Parent), and each individually, is a “Loan Party”.

“Loan to Value Ratio” means the ratio, expressed as a percentage, obtained by dividing the outstanding principal balance of the Loan by the sum of (i) the “as is” fair market value of the Mortgaged Properties as set forth in an Approved Appraisal, plus (ii) the balance of cash then held in the Reserve Account.

“Loss” has the meaning set forth in Section 9.1(u).

“Material Adverse Effect” means an effect that results in or causes, (a) a material adverse change or impairment in any of the condition (financial or otherwise), business, income, assets, operations, or Property of the Loan Parties taken as a whole; (b) a material impairment in the ability of any Borrower, Guarantor, Pledgor or any other Person (other than the Lender) to perform its obligations under any Loan Document; or (c) a material adverse effect or impairment upon the validity or enforceability of any Loan Document or the rights and remedies of the Lender under any Loan Document.

“Material Contract” means with respect to any Loan Party, (a) each Regulatory License; (b) each contract or agreement to which such Loan Party or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Loan Party or such Subsidiary of $250,000 or more in any fiscal year (other than purchase orders in the Ordinary Course of Business of such Loan Party or such Subsidiary, employment agreements, and other than contracts that by their terms may be terminated by such Loan Party or Subsidiary in the ordinary course of its business upon less than thirty (30) days’ notice without penalty or premium); (c) each Tenant Lease; and (d) all other contracts or agreements as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Material Property Agreement” means all agreements to which any Loan Party is a party relating to the use, renovation, operation, development, construction, design or management of any Mortgaged Property (including, without limitation, any management, asset or development management agreements, service agreements and exclusive leasing agreements, but excluding each Tenant Lease) that provides for aggregate payments in any calendar year in excess of $250,000 and which is not terminable by the Loan Parties on thirty (30) or fewer days’ notice from the Loan Parties.

“Maturity Date” means, April 2, 2034 or such earlier date to which repayment of the Loan is accelerated by Lender pursuant to the terms of any of the Loan Documents.

“Maximum Rate” means, at all times, the maximum rate of interest which may be charged, contracted for, taken, received or reserved by Lender in accordance with applicable New York law (or applicable United States federal law to the extent that such law permits Lender to charge, contract for, receive or reserve a greater amount of interest than under New York law). The Maximum Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges in respect of the Loan Documents that constitute interest under Applicable Law. Each change in any interest rate provided for herein based upon the Maximum Rate resulting from a change in the Maximum Rate shall take effect without notice to Borrower-Agent at the time of such change in the Maximum Rate.

“Mortgage” means each mortgage, deed of trust, or deed to secure debt, trust deed, assignment of leases and rents or other security document granted by any Borrower to Lender in respect of any Real Property owned or leased by such Borrower, in form and substance reasonably acceptable to Lender, as each of the same may be amended, amended and restated, modified or supplemented from time to time.

“Mortgaged Property” means, individually and collectively, any Real Property subject to a Mortgage, including, the FL Mortgaged Property and NY Mortgaged Property, and collectively, they are referred to herein as the “Mortgaged Properties”.

“Needham Accounts” has the meaning set forth in Section 7.12.

“Needham Refinancing” has the meaning specified in Section 3.3.

“Net Operating Income” means, as of any Calculation Date for the applicable measurement period, gross revenues derived from the Mortgaged Properties less all operating expenses therefrom, in each case for the trailing twelve (12) month period, all as determined in conformity with GAAP.

“Net Proceeds” means, with respect to any Prepayment Event, (a) the cash proceeds received in respect of such event or transaction, including (i) any cash received in respect of any non-cash proceeds (including, without limitation, the monetization of notes receivables), but only as and when actually received or (ii) in the case of an Event of Loss, insurance proceeds, proceeds of a condemnation award or other compensation payments actually received (minus any applicable deductibles), in each case net of (b) the sum of (x) all reasonable fees, reasonable and documented costs, and out-of-pocket expenses (including appraisals, and brokerage, legal, advisory, banking, title and recording Tax expenses and commissions) paid by any Borrower to third parties (other than Affiliates) in connection with such event (including in connection with the collection of such proceeds, award, or other payments, as applicable), (y) in the case of a sale or other Disposition of an asset described in Section 3.4.2(i), income Taxes, sales, use or other transaction Taxes paid or reasonably estimated by the Borrowers (determined in good faith by the Borrowers) to be actually payable within one year of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated Taxes pursuant to subclause (b)(y) exceeds the amount of Taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Proceeds and (z) in the case of a sale or other Disposition or Event of Loss described in Section 3.4.2(i) or (ii), the amount of all payments required to be made by any Borrower on any Indebtedness by the terms thereof (other than the Obligations).

“Note” or “Notes” shall mean any promissory note issued hereunder, including the Gap Note and the Consolidation Note.

“NY Mortgaged Property” means, the Real Property located at 256 County Route 117, Perth, NY 12095 (as more particularly described in the Mortgage executed with respect to such Real Property).

“Obligations” means collectively, (a) all debts, liabilities and obligations of the Loan Parties to the Lender under this Agreement, each Note, and the other Loan Documents, (b) all Bank Product Debt, and (c) any and all other debts, liabilities and obligations of the Loan Parties to the Lender of every kind and description, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising, whether or not such obligations are related to the transactions described in this Agreement, by class, or kind, or whether or not contemplated by the parties at the time of the granting of the security interest herein, regardless of how they arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, and includes obligations to perform acts and refrain from taking action as well as obligations to pay money including, without limitation, all interest, fees, charges, expenses and overdrafts, and also including, without limitation, all obligations and liabilities which the Lender may incur or become liable for, on account of, or as a result of, any transactions between the Lender and any Loan Party and the interest, fees, expenses and other amounts which accrue after the commencement of any proceeding under the Bankruptcy Code (or other debtor relief law) whether or not such amounts are allowed or allowable in whole or in part in any such proceeding.

“OFAC” means the United States Department of the Treasury’s Office of Foreign Assets Control.

“Operating Account” has the meaning set forth in Section 7.12.

“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-United States jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to the Lender, Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Loan or any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Paid in Full” and “Payment in Full” means that each of the following events has occurred: (a) the payment in full of all outstanding Obligations (other than indemnification obligations not yet accrued and payable), and (b) the termination of the Lender’s commitments to fund Loans hereunder.

“Parent” means Vireo Health, Inc., a Delaware corporation.

“Permits” shall mean, with respect to any Person, any permit, approval, authorization, license, registration, certificate concession, grant, franchise, variance or permission from, and any other contractual obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or operations or to which such Person or any of its property or operations is subject, including, without limitation, Cannabis License Numbers (i) MMTC-2019-0021 issued by State of Florida Department of Health Office of Medical Marijuana Use to Green Dragon Florida LLC, (ii) OCM-ROND-24-000003 issued by New York State Office of Cannabis Management to ACE Heritage LLC, and (iii) MM0201M issued by New York State Office of Cannabis Management to ACE Heritage LLC, and any host community agreements.

“Permitted Acquisition” means any Acquisition consummated after the Closing Date by any Loan Party or any Subsidiary thereof that satisfies the following conditions:

(a)            Lender receives not less than fifteen (15) Business Days’ prior written notice of such Acquisition, which notice shall include a reasonably detailed description of the proposed terms of such Acquisition and identify the anticipated closing date thereof;

(b)            Borrower-Agent shall have provided copies of all material acquisition agreements, historical financial statements of the target of the Acquisition (to the extent available), financial projections of the Loan Parties after giving effect to such Acquisition, financial and other information, diligence and documents that Lender may reasonably request with respect to such acquisition, and a certificate of a director, manager, member or officer, as applicable, of Borrower-Agent certifying that the requirements of this definition have been satisfied, in each case at least ten (10) Business Days (or such shorter period as the Lender may agree) prior to the consummation thereof;

(c)            such Acquisition is structured as (i) an asset acquisition by a Loan Party or a wholly-owned Subsidiary, (ii) a merger of the target company with and into a Borrower or a wholly-owned Subsidiary, with a Loan Party or such wholly-owned Subsidiary as the surviving Person in such merger, or (iii) a purchase of no less than 100% of the Equity Securities of the target by a Loan Party or a wholly-owned Subsidiary;

(d)            No Event of Default exists immediately before or after giving effect to the Acquisition;

(e)            Lender (i) is granted a first priority perfected Lien (subject only to Permitted Encumbrances) on all real and personal property being acquired pursuant to such Acquisition (and, in the case of an Acquisition involving the purchase of any applicable target’s Equity Securities, all of such purchased equity interests are pledged to Lender, and such target guarantees the Obligations and grants to Lender, a first priority perfected Lien on such Person’s assets and otherwise complies with the requirements of Section 7.21;

(f)            after giving effect to such acquisition,  the Borrowers shall be in compliance on a pro forma basis with the covenants set forth in Sections 7.16, 7.17 and 7.18; and

(g)            the aggregate consideration paid in connection with all Acquisitions shall not exceed $500,000 in any fiscal year (for purposes hereof, consideration shall include all amounts paid or payable in connection with an Acquisition (including all transaction costs and all debt, liabilities and contingent obligations incurred or assumed in connection therewith).

“Permitted Cannabis Business” means legitimate business activity that is substantially compliant with Applicable Cannabis Laws, but not compliant with U.S. Federal Cannabis Law.

“Permitted Encumbrances” means (a) all of those matters listed on Schedule B—Part I or II of any Title Policy; (b) all Liens, other than Liens imposed under any Environmental Laws imposed by law or by any Governmental Authority for Taxes, assessments or other governmental charges that are not yet due or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, provided that enforcement of such Liens is stayed pending such contest, and in respect of which, if applicable, the applicable Loan Party shall have set aside on its books reserves in accordance with GAAP; (d) pledges and deposits made in the Ordinary Course of Business in compliance with workers’ compensation, unemployment insurance, pensions and other social security laws or regulations, or to secure the performance of tenders, bids, contracts (other than for the repayment or guarantee of Indebtedness for borrowed money or purchase-money obligations), statutory obligations and other similar obligations incurred in the Ordinary Course of Business; (e) judgment Liens in respect of judgments that do not constitute an Event of Default; (f) easements, zoning restrictions, rights of way, restrictions on the use of Real Property, defects and irregularities in title, landlord’s or lessor’s Liens under leases to which any Loan Party is a party, and similar Liens or encumbrances on Real Property imposed by law or arising in the Ordinary Course of Business, which, in the case of any of the foregoing, were not incurred or created to secure the payment of Indebtedness, do not materially detract from the value of the affected Property and do not interfere in any material respect with the ordinary conduct of the business of the Loan Parties and their respective Subsidiaries; (g) customary rights of setoff, bankers’ Liens, refunds or chargebacks under deposit agreements, the Uniform Commercial Code or common law, of banks or other financial institutions where a Borrower or any of its Subsidiaries maintains deposits, other than deposits intended as cash collateral, in the ordinary course of business; (h) Liens of landlords, lessors, carriers, warehousemen, bailees, mechanics, materialmen and other similar Liens arising in the ordinary course of business and securing amounts not yet due or being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, provided that enforcement of such Liens is stayed or such proceedings are otherwise sufficient to prevent the imminent foreclosure of such Liens, and in respect of which, if applicable, the applicable Loan Party shall have set aside on its books reserves in accordance with GAAP; (i) Liens resulting from the filing of precautionary UCC financing statements, or equivalent filings, with respect to operating leases of equipment; (j) Liens set forth on Schedule 6.3, together with any continuation, renewal, replacement, modification or extension thereof; provided that such Liens shall secure only those obligations that they secure on the Closing Date and shall not subsequently apply to any other property or assets of the Loan Parties, other than additions, accessions, replacements, proceeds and products thereof; (k) Liens granted by the Loan Parties under the Second Lien Loan Documents, provided that such Liens are subject to the Second Lien Intercreditor Agreement; (l) Liens securing Indebtedness permitted by Section 6.2(g) of this Agreement; provided that such Liens do not at any time encumber any property other than the property financed or acquired in connection with such Indebtedness, except for additions and accessions to such assets, the proceeds and products thereof and customary security deposits; (m) Liens in favor of Lender created under the Loan Documents to secure the Obligations; (n) any other Liens or encumbrances expressly permitted in accordance with the terms of any Mortgage or other Loan Document; and (o) any other Liens reasonably approved by Lender in writing. Provided that, except as set forth in clauses (j), (k), (l) and (m) above, the term “Permitted Encumbrance” shall not include (i) any Lien securing Indebtedness, or (ii) Liens resulting from any Borrowers’ failure to comply with Applicable Law, including, without limitation, Applicable Cannabis Laws, which Lien is not discharged to the reasonable satisfaction Lender within thirty (30) days of its imposition or entry.

“Permitted Refinancing Indebtedness” means any Indebtedness of a Loan Party or any Subsidiary thereof issued (i) in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund for value, in whole or in part, or (ii) constituting an amendment, restatement, modification or supplement to or deferral or renewal of ((i) and (ii) each, a “Refinancing”) any other Indebtedness of such Loan Party or any such Subsidiary (other than intercompany Indebtedness); provided that: (a) the principal amount of such Permitted Refinancing Indebtedness does not exceed the amount of the Indebtedness so refinanced (plus all accrued and unpaid interest thereon and the amount of any premium necessary to accomplish such refinancing and fees and expenses incurred in connection therewith); (b) such Permitted Refinancing Indebtedness has a final maturity date either (a) no earlier than the final maturity date of Indebtedness being refinanced or (b) no earlier than ninety-one (91) days after the Maturity Date; (c) the Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced; (d) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Obligations on terms at least as favorable to the Lender as those contained in the applicable Subordination Agreement, Intercreditor Agreement, or any other documentation with Lender governing the Indebtedness being Refinanced; (e) if the Indebtedness being Refinanced is (i) unsecured, then such Permitted Refinancing Indebtedness is unsecured, and (ii) is secured, then such Permitted Refinancing Indebtedness is secured solely by the same assets; (f) if the Indebtedness being Refinanced is pari passu in right of payment with the Obligations, such Permitted Refinancing Indebtedness is pari passu with, or subordinated in right of payment to, the Obligations, as applicable, and (g) the Indebtedness being Refinanced is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was Refinanced.

“Permitted Uses” means, with respect to each Mortgaged Property, (i) cannabis cultivation, manufacturing and retail operations and (ii) any use ancillary, incidental, reasonably related or complementary to any of the foregoing, and each individually is a “Permitted Use”.

“Person” means any individual, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, joint stock association, business or other trust, Governmental Authority, joint venture or any other entity or association.

“Pledge Agreement” means collectively, (i) that certain Pledge Agreement by the Borrowers party thereto, in favor of Lender of even date herewith, (ii) that certain Pledge and Hypothecation Agreement by Parent, in favor of Lender of even date herewith, and (iii) any other pledge agreement from time to time executed by any Loan Party in favor of the Lender, in each case, as the same may be amended, amended and restated, modified, supplemented, or substituted from time to time.

“Pledgor” means, collectively, (i) Parent, and (ii) any other Person who may enter into a Pledge Agreement in favor of Lender.

“Prepayment Event” and “Prepayment Events” have the meaning set forth in Section 3.4.2.

“Property” means any interest in any kind of property or assets, whether real, personal, or mixed, tangible or intangible.

“Real Property” means, with respect to any Person, all right, title and interest of such Person (including any leasehold estate) in and to a parcel of real property owned, leased or operated by such Person together with, in each case, all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Recipient” means Lender or any other recipient of a payment to be made by a Loan Party under a Loan Document or on account of any Obligations.

“Regulatory Licenses” shall mean Permits issued by the applicable Cannabis Authorities from time to time to any Loan Party or Tenant to operate as a marijuana cultivator, product manufacturer, or retail facility, as applicable, including but not limited to such Regulatory Licenses identified on Schedule A to this Agreement.

“Rent(s)” has the meaning set forth in each Mortgage.

“Rent Roll” means, as of any given date, a rent roll listing all of the Tenant Leases for the Mortgaged Properties and the Lessees under the same together with term, Rent, Security Deposit and other amounts held for each Lessee and any other information which Lender may reasonably request from time to time, certified as true and correct in all material respects by the Borrowers, and in such form as is reasonably acceptable to Lender.

“Required Permits and Approvals” means all building, zoning and other permits, licenses, authorizations, consents and approvals, and all renewals, replacements, amendments and substitutions therefor, required for the use and occupancy of any Mortgaged Property for the applicable Permitted Uses pursuant to all Applicable Laws, including all Applicable Cannabis Laws, which shall include, without limitation, the Regulatory Licenses and all applicable Permits.

“Reserve Account” has the meaning set forth in Section 7.12(ii).

“Restricted Cannabis Activities” shall mean, with respect to any Person, engaging (in connection with the cultivation, distribution, sale and possession of Cannabis and related products, including in connection with any leasing of any Mortgaged Property) in any: (a) activity that is not permitted under applicable U.S. Federal Cannabis Law, other than Permitted Cannabis Business; (b) activity for which a United States Attorney in any Applicable State prosecutes a Cannabis business operated at any Mortgaged Property in any Applicable State, notwithstanding its compliance with Applicable Cannabis Laws; (c) repeated distribution and sale of Cannabis and related products to minors; (d) payments to criminal enterprises, gangs, cartels and Persons who are in each case either subject to any Sanctions Program or publicly known to be engaging in criminal activity other than Permitted Cannabis Business; (e) non-compliance with Anti-Money Laundering and Anti-Terrorism Laws, to the extent such non-compliance results from illegal activity other than Permitted Cannabis Business; (f) intentionally omitted; (g) use of activities permitted under Applicable Cannabis Laws as a cover or pretext for the illegal trafficking of other controlled substances or other illegal activity; (h) the illegal use or display of firearms, provided that such Person’s and such Person’s security services vendors may use or display firearms for any legitimate purpose and in compliance with Applicable Laws, including, without limitation, in connection with security protocols authorized by the OMMU, and used to protect Permitted Cannabis Business; (i) growing Cannabis and related products on public lands (unless permitted under any Applicable Cannabis Laws, as applicable); and (j) directly or indirectly aiding, abetting or otherwise knowingly participating in a common enterprise with any Person or Persons in any of the foregoing activities.

“Restricted Payment” means (a) any Distribution, (b) any earnout (or similar) payment in respect of any acquisition or other Investment, (c) the payment of any fee, expense reimbursement, management fees, consulting fees, servicing, advisory or similar fees payable to an Affiliate, and (d) the payment or prepayment of principal of, or premium or interest on, or any other amounts with respect to any Indebtedness subordinate to the Obligations.

“Sanctions Program” means any of the sanctions programs and related requirements of Law administered by (a) the U.S. government, including those administered by the Treasury Department’s Office of Foreign Assets Control or the U.S. Department of State, or (b) the Government of Canada, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, in each case, as renewed, extended, amended, or replaced.

“Second Lien Agent” means Chicago Atlantic Financial Services, LLC, in its capacity as administrative agent under the Second Lien Loan Documents, together with its successors, transferees and assigns.

“Second Lien Intercreditor Agreement” shall mean that certain Intercreditor and Subordination Agreement, dated as of the Closing Date, by and among Lender, the Second Lien Agent, the Second Lien Lender, and consented to by the Loan Parties, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Second Lien Lender” means Chicago Atlantic Lincoln, LLC together with its permitted successors, transferees and assigns.

“Second Lien Debt” shall mean the Indebtedness incurred by certain of the Loan Parties pursuant to the Second Lien Loan Documents, so long as such Indebtedness is subject to and permitted by the Second Lien Intercreditor Agreement.

“Second Lien Loan Documents” means, collectively, (i) the Subordinated Promissory Note dated May 22, 2026, executed by NY PropCo and payable to the order of the Second Lien Lender, (ii) the Mortgage, Assignment of Leases and Rents, Security Agreement, Financing Statement and Fixture Filing dated as of May 22, 2026 by NY PropCo in favor of the Second Lien Agent encumbering the NY Mortgaged Property, (iii) the Multi-State Mortgage, Assignment of Leases and Rents, Security Agreement, Financing Statement and Fixture Filing, dated as of the date hereof, by FL PropCo in favor of Second Lien Agent encumbering the FL Mortgaged Property, (iv) the General Continuing Guaranty, dated as of the date hereof, by Tenant Guarantor in favor of Second Lien Agent, and (v) any other documents evidencing or securing the Second Lien Debt, in each case, as the same may be amended, restated, modified, or supplemented from time to time as permitted by the terms hereof and the terms of the Second Lien Intercreditor Agreement.

“Security Agreement” means that certain Security Agreement by the Borrowers in favor of Lender of even date herewith, as the same now exists or may hereafter be amended, amended and restated, modified, supplemented, extended, renewed, or replaced.

“Security Deposit(s)” has the meaning set forth in each Mortgage.

“Special Purpose Entity” means a corporation, limited liability company or limited partnership which at all times complies with the requirements set forth in Exhibit B attached hereto.

“Subordinated Creditor” means any creditor whose debt is subordinate, now or in the future, to that of the Lender.

“Subordinated Debt” means (i) the Second Lien Debt, and (ii) any other Indebtedness of any Loan Party, which is subordinated as to payment and security to the Obligations on terms and conditions acceptable to the Lender, including, without limitation, the Indebtedness owed to each Subordinated Creditor, and any other loans subject to an Intercreditor Agreement or a Subordination Agreement.

“Subordinated Debt Documents” means, collectively all agreements, documents and instruments entered into in connection with Subordinated Debt.

“Subordination Agreement” means any subordination agreement approved by the Lender in relation to the Obligations, in each case, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Subordination and Attornment Agreement” means a subordination and attornment agreement by and among the applicable Borrower, the applicable Lessee and the Lender, in form and substance reasonably satisfactory to Lender.

“Subsidiary” means, with respect to any Person: (a) any corporation or trust of which 50% or more (by number of shares or number of votes) of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of one or more directors, managers or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, (b) any partnership of which such Person is a general partner or of which 50% or more of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries, (c) any limited liability company of which such Person is a member or of which 50% or more of the limited liability company interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries or (d) any corporation, trust, partnership, limited liability company or other entity which is controlled or capable of being controlled by such Person or one or more of such Person’s Subsidiaries.

“Survey” means an As-Built or ALTA survey of each Mortgaged Property bearing a certificate of a registered land surveyor, showing all plottable improvements, easements, encroachments and rights of way, and otherwise in form and substance reasonably satisfactory to Lender.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenant” means each of (i) Ace Heritage LLC, and (ii) Green Dragon Florida LLC.

“Tenant Guarantor” means Green Dragon Florida LLC.

“Tenant Estoppel Certificate” means a fully-executed estoppel certificate from the applicable Lessee in form and substance reasonably satisfactory to Lender.

“Tenant Lease” means any lease, sublease or sub-sublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any Mortgaged Property, and every modification, amendment or other agreement relating to such lease, sublease, sub-sublease, or other agreement entered into in connection with such lease, sublease, sub-sublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Title Company” means Stewart Title Guaranty Company, or such other title insurance company as Lender may reasonably approve.

“Title Policy” means each ALTA Lender’s policy of title insurance issued by the Title Company in the aggregate amount of the Loan Commitment (or such other amount as Lender shall approve) and insuring a Mortgage as a first priority Lien and encumbrance upon the applicable Mortgaged Property, subject only to the Permitted Encumbrances.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“U.S.” and “United States” shall mean the United States of America.

“U.S. Federal Cannabis Law” shall mean U.S. federal laws, statutes, codes, ordinances, decrees, orders, rules and regulations (“Laws”), civil, criminal or otherwise, to the extent that such Law is directly or indirectly related to the cultivation, harvesting, production, manufacturing, processing, extraction, marketing, distribution, trafficking, sale, use or possession of Cannabis or products containing Cannabis, including but not limited to the prohibition on drug trafficking under the Controlled Substances Act (21 U.S.C. §§ 801 et seq.), the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957 and 1960.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56, as modified and reauthorized by the USA Patriot Improvement and Reauthorization Act of 2005, H.R. 3199, Public Law 109-177 and the USA Patriot Act Additional Reauthorizing Amendments Act of 2006, S.2271, Public Law 109-178, as the same may be amended from time to time.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(a)	the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(b)            the then outstanding principal amount of such Indebtedness.

2.	TERMS AND CONDITIONS OF THE LOAN

2.1.          The Loan. Subject to the satisfaction of the terms and conditions set forth herein, Lender agrees to extend to Borrowers the Loan in the aggregate maximum original principal amount of the Loan Commitment on the Closing Date.

2.2.          Note. The Loan shall be payable with interest thereon as provided in and evidenced by each Note.

2.3.          Loan Documents. The Loan is made upon and subject to all of the terms and conditions contained in this Agreement, each Note, the Mortgages and in the other Loan Documents. The terms and provisions of all such Loan Documents are hereby incorporated by reference into this Agreement.

2.4.          Commitment Fee. Borrowers agree to pay to Lender, on the Closing Date, the full amount of the Commitment Fee. The Commitment Fee is intended to compensate Lender for processing Borrowers’ application for and processing of the Loan and for Lender’s commitment of funds for the Loan. The Commitment Fee shall be fully earned and non-refundable when paid.

2.5.          Use of Loan Proceeds. The proceeds of the Loan shall be used solely as provided for in this Agreement.

2.6.          Cannabis Laws. The parties hereto hereby acknowledge and agree that the Borrowers are engaged in the regulated Cannabis industry in the Applicable States and the board of directors and officers of the Borrowers control the equity or revenue of, or decisions made by, the Borrowers. All such activities are permitted only pursuant to the Regulatory Licenses.

2.7.          Taxes.

2.7.1.            Defined Terms. For purposes of this Section, the term “Applicable Law” includes FATCA.

2.7.2.            Payments Free of Taxes. Any and all payments by or on account of any obligation of the Loan Parties under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined by Lender in its discretion) requires the deduction or withholding of any Tax from any such payment by a Recipient or any Loan Party, then the Recipient or Loan Party shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

2.7.3.            Payment of Other Taxes by the Loan Parties. Each of the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.

2.7.4.            Indemnification by the Loan Parties. Each of the Loan Parties shall jointly and severally indemnify the Lender, within ten days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by a Recipient or required to be withheld or deducted from a payment to a Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and the amount of such payment or liability delivered to the Borrowers by the Lender shall be conclusive absent manifest error.

2.7.5.            Evidence of Payments. As soon as practicable after any payment of Taxes by a Borrower to a Governmental Authority pursuant to this Section, such Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

2.7.6.            Status of Lender. If entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, the Lender shall deliver to the Borrower-Agent, at the time or times reasonably requested by the Borrower-Agent, such properly completed and executed documentation reasonably requested by the Borrower-Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if reasonably requested by the Borrower-Agent, shall deliver such other documentation prescribed by Applicable Law as will enable the Borrowers to determine whether or not the Lender is subject to backup withholding or information reporting requirements. Notwithstanding the foregoing, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable determination, the Lender believes delivery of the documentation would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.

2.7.7.            Treatment of Certain Refunds. If Lender determines in its sole discretion exercised in good faith that it or another Recipient has received a refund of Taxes that were indemnified by the Loan Parties or with respect to which a Loan Party paid additional amounts pursuant to this Section, the Recipient shall pay the amount of such refund to such Loan Party (but only to the extent of indemnity payments or additional amounts actually paid by such Loan Party with respect to the Taxes giving rise to the refund), net of all documented out-of-pocket expenses (including Taxes) incurred by the Recipient and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund). The Loan Parties shall, upon request by Lender, repay to the Recipient such amount paid over to the Loan Parties (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if the Recipient is required to repay such refund to the Governmental Authority. Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to the Loan Parties if such payment would place it in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. In no event shall any Recipient be required to make its tax returns (or any other information relating to its taxes that it deems confidential) available to any Loan Party or other Person.

2.7.8.            Survival. Each party’s obligations under this Section shall survive any assignment of rights by, or the replacement of, the Lender, the Maturity Date, and the indefeasible Payment in Full of the Obligations and termination of the Loan Documents.

2.7.9.            Confidentiality. Nothing contained in this Section shall require the Lender or any other Indemnified Party to make available any of its Tax returns (or any other information that it deems to be confidential or proprietary) to the indemnifying party or any other Person.

2.8.          Increased Costs.

2.8.1.       If any Change in Law shall:

(a)            impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, Lender;

(b)            impose on Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or any Loan made by Lender; or

(c)            subject Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) and (c) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to Lender of making, continuing, converting into or maintaining any Loan or of maintaining its obligation to make any such Loan or to reduce the amount of any sum received or receivable by Lender hereunder, whether of principal, interest or otherwise, then the Loan Parties shall pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.

2.8.2.       If Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Loan made by Lender to a level below that which Lender or Lender's holding company could have achieved but for such Change in Law (taking into consideration Lender's policies and the policies of Lender's holding company with respect to capital adequacy and liquidity), then from time to time the Loan Parties shall pay to Lender such additional amount or amounts as will compensate Lender or Lender's holding company for any such reduction suffered.

2.8.3.       A certificate of Lender setting forth the amount or amounts necessary to compensate Lender or its holding company as specified in paragraph (1) or (2) of this Section 2.8 shall be delivered to the Borrower-Agent and shall be conclusive absent manifest error. The Loan Parties shall pay Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof. Failure or delay on the part of Lender to demand compensation pursuant to this Section 2.8 shall not constitute a waiver of Lender's right to demand such compensation.

2.8.4.       Notwithstanding anything to the contrary in this Section 2.8, the Borrowers shall not be required to compensate Lender pursuant to this Section 2.8 (i) for any amounts incurred more than six (6) months prior to the date that Lender notifies Borrower-Agent of Lender’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such six (6) month period shall be extended to include the period of such retroactive effect, and (ii) if it shall not at the time be the general practice of Lender to demand such compensation, payment or reimbursement in similar circumstances under comparable provisions of other credit agreements.

2.8.5.       If Lender requests compensation pursuant to this Section 2.8, then Lender shall (at the request of the Borrower-Agent) use reasonable efforts to, as applicable, designate a different lending or issuing office for funding or booking its Loans hereunder or issuing Loans or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 2.8, as the case may be, in the future, and (ii) would not subject Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to Lender. The Loan Parties hereby agree to pay all reasonable documented out of pocket costs and expenses incurred by Lender in connection with any such designation or assignment.

2.8.6.       If Lender requests compensation under this Section 2.8, and Lender has declined or is unable to designate a different lending or issuing office in accordance with the foregoing Section 2.8.5, then the Borrowers may prepay in whole the outstanding balance of the Loan without premium or penalty.

2.8.7.       The obligations of the Borrowers arising pursuant to this Section 2.8 shall survive the Payment in Full of the Obligations and termination of the Loan Documents for a period of twelve (12) months.

3.	GENERAL LOAN PROVISIONS.

3.1.          Loan Proceeds. Subject to the terms and conditions of this Agreement, Lender agrees to advance the full amount of the Loan proceeds to the Borrowers on the Closing Date.

3.2.          Interest. The unpaid principal amount of the Loan shall bear interest as provided in the Consolidation Note, provided that in no event shall the rate of interest specified in the Consolidation Note exceed the Maximum Rate. The principal and accrued and unpaid interest on the Consolidation Note shall be payable as provided in the Consolidation Note and on the Maturity Date.

3.3.          Optional Loan Prepayments. The Borrowers may prepay, in whole or in part, the outstanding balance of the Loan at any time with five (5) Business Days’ prior notice to Lender, without penalty or premium, provided however, that Borrowers shall pay a prepayment premium equal to (i) three percent (3.0%) of the outstanding principal amount of the Loan as of the date of such prepayment in the event that the Loan is prepaid using proceeds of a refinancing of the Loan with a lender other than Lender or an Affiliate of Lender (a “Needham Refinancing”) on or before the first anniversary of the Closing Date, (ii) two percent (2%) of the outstanding principal amount of the Loan as of the date of such prepayment in the event that the Loan is prepaid using proceeds of a Needham Refinancing after the first anniversary of the Closing but on or before the second anniversary of the Closing Date, and (iii) one percent (1%) of the outstanding principal amount of the Loan as of the date of such prepayment in the event that the Loan is prepaid using proceeds of a Needham Refinancing after the second anniversary of the Closing but on or before the third anniversary of the Closing Date. For the avoidance of doubt, for any prepayment occurring after the third anniversary of the Closing Date, there shall be no prepayment penalty or premium. Notwithstanding anything to the contrary herein, if the Obligations are Paid in Full prior to the Maturity Date upon the consummation of a Change of Control, there shall be no prepayment penalty or premium.

3.4.          Mandatory Repayments and Prepayments of the Loan.

3.4.1.       Repayments of the Loan. The Borrowers shall pay all amounts due under the Loan at the times and places and in the manner provided by this Agreement and each Note and shall promptly pay when due all other amounts owing to the Lender with respect to fees, charges, and other amounts as required by the Loan Documents.

3.4.2.       Certain Prepayment Events. Notwithstanding anything to the contrary contained herein, if a Borrower shall at any time, from time to time:

(i)              Make a Disposition in excess of $1,000,000, in the aggregate, in any calendar year;

(ii)             Suffer an Event of Loss (subject to the provisions below);

(iii)            Receive any Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts; or

(iv)            Issue or incur Indebtedness (other than Indebtedness permitted by Section 6.2);

(the events described in clauses (i) thorough (iii) of this clause (b) being collectively referred to herein as “Prepayment Events”),

then (A) the Borrower-Agent shall promptly notify the Lender of such Prepayment Event and (B) at the election of Lender, in its sole and absolute discretion, promptly upon receipt by any Borrower of any Net Proceeds of such Prepayment Event, the Borrowers shall deliver, or cause to be delivered, an amount equal to such Net Proceeds to the Lender as a prepayment of the Loan without penalty or premium, which prepayment shall be applied in accordance with Section 3.6.3; provided, however, the Borrowers shall be permitted to replace, repair, restore, or rebuild the Collateral (including repair, restore, or rebuilding of applicable Mortgaged Property, but not replace, without Lender’s consent, in its sole and absolute discretion), subject to an Event of Loss, provided that (w) such Event of Loss did not, and could not be reasonably expected to, result in a Material Adverse Effect, (x) no Event of Default has occurred and is continuing, and (y) any such Net Proceeds arising from such Event of Loss not used to replace, repair, restore, or rebuild the Collateral subject to such Event of Loss within 120 days after the occurrence of such Event of Loss shall be applied to the prepayment of the Loan in accordance with Section 3.6.3. All prepayments of the principal amount of the Loan from events described in this Section 3.4.2 shall be accompanied by any accrued interest on the amount of the Loan so prepaid through the date of such prepayment. Any amounts prepaid under this Section 3.4.2 in respect of the principal amount of the Loan shall be applied to the principal repayment installments thereof in inverse order of maturity. For the avoidance of doubt, no Lender consent shall be required for prepayments made pursuant to this Section 3.4.2.

3.4.3.       No Implied Consent. Provisions contained in this Section 3.4 for the application of proceeds of certain transactions shall not be deemed to constitute consent of the Lender to transactions that are not otherwise permitted by the terms hereof or the other Loan Documents.

3.5.          Conditions for Closing, Funding the Loan. The Loan Parties shall, on or prior to the Closing Date and the funding of the Loan, deliver or cause to be delivered to Lender the following, all in form and substance reasonably satisfactory to Lender:

(a)            The Loan Documents, each duly executed by the appropriate party thereto;

(b)            A Pro Forma Title Policy for each Mortgaged Property containing no exceptions from coverage not acceptable to Lender;

(c)            A current Survey for each Mortgaged Property;

(d)            A written opinion of the Loan Parties’ counsel, opining as to (i) the legal existence and due authority of the Loan Parties and the enforceability of the Loan Documents against the Loan Parties; (ii) perfection of Lender’s security interest in the Collateral, and (iii) such other and further legal matters as Lender may reasonably require;

(e)            Evidence that the Loan Parties have met the insurance requirements of Lender identified herein, in the Mortgages and in the Security Agreement;

(f)            Evidence satisfactory to Lender in all respects that the Loan and the transactions contemplated by this Agreement and the other Loan Documents have been duly authorized by all requisite limited liability company, partnership or corporate actions on behalf of the Loan Parties;

(g)            For the Loan Parties (and their respective managers and members which are not individuals): (i) a copy of its Certificate of Organization or Articles of Organization and all amendments to the same duly certified by the Secretary of State of such Person’s state of formation; (ii) certificates of legal existence and good standing duly issued by the Secretary of State of such Person’s state of formation; and (iii) a certificate of its manager or sole member or director or officer, certifying attached copies of its Organizational Documents and all amendments to the same and resolutions of its board of directors, shareholders, manager or sole member authorizing it to take the actions required to effectuate the transactions contemplated by this Agreement and the other Loan Documents;

(h)            An Approved Appraisal which provides for the “as-is” fair market aggregate value of the Mortgaged Properties such that the Loan to Value Ratio with respect to the Loan is not greater than sixty-seven percent (67%) of the aggregate “as-is” fair market value of the Mortgaged Properties;

(i)              A copy of the Environmental Reports dated as of a recent date (but in any event, no earlier than six months prior to the Closing Date), together with a reliance letter for each Environmental Report running in favor of Lender (if required by Lender), in form and substance reasonably acceptable to Lender, indicating no presence or threat of release of Hazardous Materials in violation of any Applicable Laws;

(j)              A certified copy of the Rent Roll and each Tenant Lease with respect to the Mortgaged Properties, along with fully executed copies of each Tenant Estoppel Certificate and each Subordination and Attornment Agreement with respect thereto;

(k)             Evidence reasonably satisfactory to Lender that all utility services necessary for the Permitted Uses are available at the lot line of each Mortgaged Property abutting a public way or by means of easements of record therefor, subject to no superior encumbrances on the servient estate(s);

(l)              A municipal lien certificate and water and sewer certificate (or such other evidence of payment satisfactory to Lender in its commercially reasonable judgment, with respect to Taxes, water and sewer) for each Mortgaged Property issued by the applicable town or city in which each Mortgaged Property is located, evidencing the amount of real estate taxes and water and sewer payments outstanding as of the date of such municipal lien certificate and water and sewer certificate, respectively;

(m)            Evidence satisfactory to Lender that (i) there is not pending against any Loan Party, any petition in bankruptcy, whether voluntary or involuntary, an assignment for the benefit of creditors or any other proceeding pursuant to any federal or state bankruptcy insolvency laws, and (ii) there is not pending or, to the Borrowers’ knowledge, threatened against any Mortgaged Property or any other collateral for the Loan any condemnation or other action for the taking of any portion thereof;

(n)            UCC, Bankruptcy, Federal and State Tax and Judgment/Litigation Liens searches for each Loan Party, all in such locations as Lender shall determine to be appropriate showing (i) no Liens affecting any Collateral, except for Permitted Encumbrances; (ii) that no Loan Party is affected by any state or federal Tax Lien or the subject of any federal or state judgment; and (iii) that no Loan Party is involved in any litigation in any federal or state court, or subject to a petition in bankruptcy under the Bankruptcy Code;

(o)            Copies of the Loan Parties’ financial statements reasonably satisfactory to Lender;

(p)            Evidence satisfactory to Lender confirming that none of the buildings or other structural improvements located or to be located on any Mortgaged Property is included in a special flood hazard area as designated by the Federal Emergency Management Agency on its Flood Hazard Boundary Map and Flood Insurance Rate Maps, and the Department of Housing and Urban Development, Federal Insurance Administration, Special Flood Hazard Area Maps;

(q)            W-9 Forms for each Loan Party;

(r)             All bank account forms required to open the Operating Account, the Reserve Account and any other bank accounts required to be maintained by the Loan Parties with Lender;

(s)             Documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, to the extent requested, and with respect to any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification;

(t)             Final payoff letter and Lien termination documents from any Person whose outstanding loans to any Loan Party are to be repaid, each in form and substance satisfactory to Lender; and

(u)            Such other items that Lender may reasonably require.

Lender’s funding of the Loan shall be deemed satisfaction or waiver of the conditions set forth in this Section 3.5, subject to any written agreement by and between the Loan Parties and Lender with respect to such matters to the contrary.

3.6.          Payments by the Loan Parties.

3.6.1.        All payments (including prepayments) made by the Loan Parties on account of principal, interest, fees and other amounts required hereunder, shall be made without set-off, recoupment, counterclaim, or deduction of any kind, and shall, except as otherwise expressly provided herein, be made to the Lender (for the ratable account of the Persons entitled thereto) at the address for payment specified in the signature page hereof in relation to the Lender (or such other address as the Lender may from time to time specify in accordance with Section 11.11), and shall be made in Dollars, in cash, no later than 5:00 p.m. (Eastern time) on the date due. Any payment which is received by the Lender later than 5:00 p.m. (Eastern time) may, in the Lender’s discretion, be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue.

3.6.2.       If any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made, and shall be deemed to be due, on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

3.6.3.        Any payments received by Lender in respect of any Obligations (notwithstanding Sections 3.3 and 3.4.2, which payments shall be applied as set forth in such Sections 3.3 and 3.4.2, as applicable) shall be applied to the Obligations as set forth in Section 16 of the Consolidation Note.

4.	REPRESENTATIONS AND WARRANTIES OF THE LOAN PARTIES

Each Loan Party hereby represents and warrants to Lender that:

4.1.          Organization; Existence; and Authority. Each Loan Party (a) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (b) is qualified and licensed to do business in any jurisdiction in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Effect, and (c) has all requisite power and authority and legal right to own and operate its properties, to carry on its operations as conducted and proposed to be conducted.

4.2.          Authorization. The execution, delivery and performance by each Loan Party of this Agreement and all of the other Loan Documents to which it is a party, (a) have been duly authorized by all necessary action on the part of such Loan Party and do not contravene any provisions of the Organizational Documents of such Loan Party, and (b) do not contravene any governmental restriction or contractual restriction binding upon such Loan Party.

4.3.          Binding Agreement. This Agreement and all of the other Loan Documents to which each Loan Party is a party constitute legal, valid and binding obligations of such Loan Party, which are enforceable against such Loan Party, in accordance with their respective terms (except in each case as limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law). Neither the execution and delivery of any such Loan Documents by a Loan Party nor compliance with the terms, conditions and provisions thereof by a Loan Party will (i) violate any material provision of federal, state, local or foreign law or regulation applicable to such Loan Party, any provision of the Organizational Documents of any Loan Party, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party, (ii) conflict with or result in a breach of any Material Contract to which any Loan Party is now a party or by which any Loan Party is bound, or constitute a default under any of the foregoing, (iii) result in the creation or imposition of any Lien, encumbrance or charge of any nature whatsoever (except only such matters as are created pursuant to the Loan Documents) upon any of the properties or assets of any Loan Party, or (iv) require any approval of any holder of Equity Securities of a Loan Party, or any approval or consent of any Person under any Material Contract of a Loan Party, other than consents or approvals that have been obtained and that are still in force and effect.

4.4.          Financial Statements. The Loan Parties have furnished (or caused to be furnished) Lender with current financial statements of the Loan Parties and their Subsidiaries, including without limitation the financial information described in Schedule 4.4 attached hereto (together, the “Financial Statements”). All of the Financial Statements, including in each case any explanatory notes thereto, are fairly presented; have been prepared using the same financial standards consistently maintained and applied throughout the periods covered thereby (except as may be noted therein) (to the extent applicable) and have been presented in the same format as used in the Financial Statements previously delivered; and fairly present in all material respects the financial condition of the Loan Parties and their Subsidiaries, and as applicable, the results of the operations of the Loan Parties and their Subsidiaries, for the respective periods thereof; and there has been no Material Adverse Effect with respect to any Loan Party since the date of the Financial Statements.

4.5.          Tax Liabilities; Contingent Obligations. No Loan Party nor any Subsidiary thereof has any material liability for Taxes, Contingent Obligations or liabilities or long-term commitments which are not shown in the balance sheets included in the Financial Statements or noted therein. Each Loan Party and each Subsidiary thereof has filed or caused to be filed by all Persons responsible for filing the same on account of the income earned by such Person, all federal, state, provincial, local and foreign income and excise filings which are due as of the date hereof, and such returns are accurate in all material respects, and all Taxes due and payable have been paid and no federal, state, local or foreign tax Liens have been filed or recorded against such Loan Party or any Subsidiary thereof, and, to the Loan Parties’ knowledge, no event has occurred which could result in the filing or recording of such a tax Lien.

4.6.           Leases.

4.6.1.        As of the Closing Date, there are no leases with respect to any Mortgaged Property other than those set forth on Schedule 4.6.1.

4.6.2.        Schedule 4.6.2 accurately contains a list of all Real Properties owned or leased by any Loan Party, which schedule includes the municipal address of each such property, the name of the landlord, and the expiration of the lease.

4.7.           Litigation; Outstanding Orders. There are no actions, suits, proceedings or investigations pending or, to the knowledge of the Loan Parties threatened, against any Loan Party or any Subsidiary thereof or affecting any Mortgaged Property, in any court, before any other tribunal or any federal, state, municipal or other Governmental Authority, which would, if adversely determined, materially and adversely affect in any way (a) the business, properties or condition (financial or otherwise) of any Loan Party or any Subsidiary thereof, (b) the validity or priority of the Mortgages or other security interests granted to Lender to secure the Loan, (c) the effectiveness of the Obligations, or (d) the ability to operate any Mortgaged Property as a Cannabis Establishment. No Loan Party nor any Subsidiary thereof is in default with respect to any order of any Governmental Authority. The execution, delivery and performance of this Agreement and each of the Loan Documents by each Loan Party will not constitute a default of, or contravene, any order, writ, injunction, decree, ruling or judgment of any Governmental Authority, other than a possible violation of U.S. Federal Cannabis Law, provided that no Loan Party is aware of any actual investigations, actions or threatened suits or actions under such law.

4.8.          Financially Responsible. Each Loan Party is solvent, is not bankrupt, has not committed any acts of bankruptcy, and there are no outstanding Liens, suits, garnishments, bankruptcies or court actions against any Loan Party which could reasonably be expected to render such Loan Party insolvent or bankrupt.

4.9.          Consents. No registration with, consent or approval of, notice to, or other action by, any Governmental Authority is required for any Loan Party’s execution, delivery, or performance of the Loan Documents or the enforceability thereof, or, if so required, such registration has been made, such consent or approval has been obtained, such notice has been given, or such other appropriate action has been taken.

4.10.        Intellectual Property. Schedule 4.10 contains a complete list of all patents, applications for patents, trademarks, applications to register trademarks, service marks, applications to register service marks, mask works, trade dress and copyrights, if any (the “Intellectual Property”) for which each Loan Party is the owner of record or otherwise utilizes pursuant to a valid license (other than readily available, non-negotiated licenses of computer software and other intellectual property used solely for performing accounting, word processing and similar administrative tasks) and including for each of the foregoing items (1) the owner, (2) the title, (3) the jurisdiction in which such item has been registered or otherwise arises or in which an application for registration has been filed, (4) as applicable, the registration or application number and registration or application date and (5) any licenses or other rights (including franchises) granted by such Loan Party with respect thereto. Except as set forth on Schedule 4.10, (i) each Loan Party owns, or is licensed to use, such Intellectual Property free and clear of all restrictions (including covenants not to sue a third party), court orders, injunctions, decrees, writs or Liens, whether by written agreement or otherwise, (ii) no Person other than the applicable Loan Party owns or has been granted any right in the Intellectual Property, (iii) all Intellectual Property is valid, subsisting and enforceable and (iv) the applicable Loan Party has taken all commercially reasonable action necessary to maintain and protect the Intellectual Property. The use of such Intellectual Property by a Loan Party or any Subsidiary thereof and the operation of their businesses do not infringe any valid and enforceable intellectual property rights of any other Person. To the knowledge of the Loan Parties, no slogan or other advertising device, product, process, method, substance, part or other material now employed by any Loan Party or any Subsidiary thereof infringes upon any rights held by any other Person. Except as specifically disclosed in Schedule 4.10, no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Loan Parties, threatened.

4.11.        Default; Material Contracts.

4.11.1.      No Loan Party or any of its Subsidiaries is a party to any Material Contract or subject to any restriction or limitation in any Organizational Document or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which (either individually or in the aggregate) has, or in the future could reasonably be expected (either individually or in the aggregate) to have, a Material Adverse Effect.

4.11.2.     Each such Material Contract (i) is in full force and effect and is binding upon and enforceable against each Loan Party or its Subsidiaries that is a party thereto and, to the best knowledge of such Loan Party, all other parties thereto in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general equitable principles, and (ii) is not in default due to the action or inaction of any Loan Party or its Subsidiaries or, to the best knowledge of any Loan Party, any other party thereto unless the failure of such Material Contract to be in full force and effect or being subject to such default, individually or in the aggregate for all Material Contracts not in full force or effect or subject to such default, could not reasonably be expected to have a Material Adverse Effect.

4.11.3.     No event has occurred which, immediately or upon the expiration of applicable cure or grace periods, would constitute a default under any Material Contract unless the failure of such Material Contract to be in full force and effect or being subject to such default, individually or in the aggregate for all Material Contracts not in full force or effect or subject to such default, could not reasonably be expected to have a Material Adverse Effect.

4.11.4.     Except as could not reasonably be expected to have a Material Adverse Effect, there exists no actual or threatened termination, cancellation or limitation of, or modification to or change in, the business relationship between (i) any Loan Party or its Subsidiaries, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with any Loan Party or its Subsidiaries are individually or in the aggregate material to the business or operations of such Loan Party or Subsidiary, or (ii) any Loan Party or its Subsidiaries, on the one hand, and any supplier or any group thereof, on the other hand, whose agreements with any Loan Party or Subsidiaries are individually or in the aggregate material to the business or operations of such Loan Party or Subsidiary.

4.12 .       Information Provided to Lender. All information submitted to Lender by the Loan Parties in connection with the Loan is true and correct in all material respects and does not omit to state any fact that would be necessary to make the information submitted not materially misleading. Each Loan Party acknowledges and agrees that any representations, warranties and covenants made to Lender in any documented instrument delivered in connection with the Loan have been, and shall be deemed to have been, relied upon by Lender and shall survive the closing until the Payment in Full of the Loan regardless of any investigation made by Lender or on its behalf.

4.13.        [Reserved.]

4.14.        Damage. No part of any Mortgaged Property has been damaged by fire or other casualty, and there is no condemnation proceeding pending or, to the knowledge of the Loan Parties, contemplated respecting any Mortgaged Property.

4.15.         Applicable Laws; Required Permits and Approvals. Each of the Loan Parties and each Subsidiary thereof, and their respective properties (including the Mortgaged Properties), business operations and leaseholds are in compliance in all material respects with the requirements of all Applicable Laws. No Loan Party nor any Subsidiary thereof has received a citation for violating, and, to the knowledge of the Loan Parties, no Mortgaged Property has been issued a notice of violation of, any Applicable Laws which could reasonably be expected to prevent the use and occupancy of such Mortgaged Property for the applicable Permitted Use. The Loan Parties have obtained (or have caused to be obtained) all (i) Required Permits and Approvals, and (ii) all other Permits that are required by any Governmental Authority to permit it to conduct and operate any Loan Party’s or their respective Subsidiaries’ business as such is conducted on the Closing Date, pursuant to any Applicable Law, and all such Required Permits and Approvals and other Permits are in full force and effect and all appeal periods permitting the challenge of the issuance of such Required Permits and Approvals and other Permits, as applicable, have expired. With respect to the Regulatory Licenses listed on Schedule A, the grant of a security interest (i) in each such Regulatory License that constitutes Collateral, or (ii) in the Equity Securities of any Person that owns or holds each such Regulatory License, in each case, pursuant to the Loan Documents does not violate or require any consent under the terms of each such Regulatory License or Applicable Law under which each such Regulatory License has been issued in any material respect.

4.16.        Insurance. The Loan Parties and each Subsidiary thereof maintain insurance in compliance with Section 7.11. The Loan Parties have paid (or have caused to be paid) all premiums due as of the date hereof with respect to such insurance coverage. No Loan Party or Subsidiary thereof has received any notices from any insurer or its agents requiring the performance of any work with respect to any Mortgaged Property (other than routine work that is not material in nature and is being promptly and diligently addressed by the Loan Parties) or threatening to cancel any policy of insurance, and each Mortgaged Property complies with the requirements of all insurance carriers.

4.17.        Title. (i)  NY PropCo is the fee owner and sole holder of the legal and equitable title to the NY Mortgaged Property and related assets located thereon, and (ii) FL PropCo is the fee owner and sole holder of the legal and equitable title to the FL Mortgaged Property and related assets located thereon. Each Loan Party and each of their Subsidiaries have (i) good, sufficient and legal title to (in the case of fee interests) the real property owned by it, (ii) to the extent applicable, valid leasehold interests in (in the case of leasehold interests in real or personal property) real property leased by it, and (iii) good title to all of their respective material personal property, in each case, subject to the rights of lessees under Tenant Leases and Permitted Encumbrances.

4.18.        No Broker/Finder. No Loan Party or any Subsidiary or Affiliate thereof has dealt with any broker or finder in connection with procuring the Loan, and each Loan Party shall defend, indemnify and hold Lender harmless from and against any claim by any broker or finder for a commission or other payment owed in connection with the Loan.

4.19.        Not a Holding Company. No Loan Party nor any Subsidiary thereof is a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company,” as such terms are defined in the Public Utility Holding Company Act of 1935, nor is it an “investment company” or an “affiliated company” or a “principal underwriter” of an “investment company” as such terms are defined in the Investment Company Act of 1940.

4.20.        No Margin Stock. No Loan Party nor any Subsidiary thereof owns or has any present intention of acquiring any “margin stock” within the meaning of Regulation U (12 CFR Part 221) of the Board of Governors of the Federal Reserve System (herein called “margin stock”). None of the proceeds of the Loan will be used, directly or indirectly, for the purpose of purchasing or carrying, or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry, any margin stock or for any other purpose which might constitute the transactions contemplated hereby a “purpose credit” within the meaning of said Regulation U, or cause this Agreement to violate Regulation U, Regulation T, Regulation X, or any other regulation of the Board of Governors of the Federal Reserve System or the Securities Exchange Act of 1934, as amended. If requested by Lender, the Loan Parties will promptly furnish Lender with a statement in conformity with the requirements of Federal Reserve Form U-l referred to in said Regulation U.

4.21.        ERISA. No Loan Party or any Subsidiary thereof is obligated to contribute to, and is not itself an “employee benefit plan,” as defined in Section 3(3) of ERISA, which “employee benefit plan” is subject to Title I of ERISA or Section 4975 of the Code, and none of the assets of such Loan Party or such Subsidiary constitute or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, (a) no Loan Party or any Subsidiary thereof is a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with a Loan Party or any Subsidiary thereof are not subject to any state or other statute, regulation or other restriction regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA which is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code and which prohibit or otherwise restrict the transactions contemplated by this Agreement or any other Loan Document.

4.22.        Environmental Reports.

4.22.1.            Each Loan Party and each of their Subsidiaries possess all Environmental Permits required under applicable Environmental Law to conduct their businesses and are, and within applicable statutes of limitation, have been, in material compliance with the terms of such Environmental Permits. No Loan Party has received written notice that any Environmental Permits possessed by any of them will be revoked, suspended or will not be renewed.

4.22.2.            The execution and delivery of this Agreement and the consummation by the Loan Parties of the transactions set forth herein does not require any notification, registration, reporting, filing, investigation, or environmental response action under any Environmental Law.

4.22.3.            Each of the Loan Parties and each of their respective Subsidiaries are currently, and within applicable statutes of limitation, have been, in material compliance with all applicable Environmental Law.

4.22.4.            No Loan Party nor any of their respective Subsidiaries has received (A) notice of any pending or threatened civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, notice or demand letter or request for information under any Environmental Law, or (B) notice of actual or potential liability under any Environmental Law including any Environmental Liability that such Borrower or Subsidiary may have retained or assumed either contractually or by operation of law or of any Environmental Claim, in either case with respect to clauses (A) or (B) that reasonably could be expected to result in material expenditure by such Loan Party or Subsidiary. No Loan Party nor any of their respective Subsidiaries has knowledge of any circumstances that reasonably could be expected to result in a material Environmental Liability.

4.22.5.            As of the date of this Agreement: (A) no property or facility currently, or to the knowledge of the Loan Parties, formerly owned, operated or leased by a Loan Party or any of their current or former Subsidiaries or to the knowledge of the Loan Parties, by any respective predecessor in interest, and (B) no property at which Hazardous Materials generated, owned or controlled by a Loan Party, any of their present or former Subsidiaries or to the knowledge of the Loan Parties, any predecessor in interest have been stored, treated or disposed of, have been identified by a Governmental Authority as recommended for or requiring or potentially requiring environmental assessment and/or response actions under Environmental Law.

4.22.6.            (A) There has been no disposal, spill, discharge or Release of any Hazardous Material generated, used, owned, stored or controlled by a Loan Party, any of their Subsidiaries or to the knowledge of the Loan Parties, any predecessor in interest, on, at or under any property currently, or to the knowledge of the Loan Parties, formerly owned, leased or operated by a Loan Party, any of their current or former Subsidiaries or any predecessor in interest, (B) there are no Hazardous Materials located in, at, on or under such facility or property, or at any other location, in either case (A) or (B), that reasonably could be expected to require investigation, removal, remedial or corrective measures by a Loan Party or any of their Subsidiaries or that reasonably could result in material liabilities of, or material losses, damages or costs to a Loan Party or any of their Subsidiaries under any Environmental Law, and (C) neither any Loan Party nor any of their Subsidiaries has retained or assumed any liability contractually or to the knowledge of the Loan Parties, by operation of law with regard to the generation, treatment, storage or disposal of Hazardous Materials or compliance with Environmental Law that could reasonably be expected to result in material expenditures by a Loan Party or any of their Subsidiaries.

4.22.7.            There has not been any underground or aboveground storage tank or other underground storage receptacle or related piping, or any impoundment or other disposal area in each case containing Hazardous Materials located on any facility or property currently or formerly owned, leased or operated by a Loan Party or any of their Subsidiaries, and (B) no asbestos or polychlorinated biphenyls have been used or disposed of, or have been located at, on or under any facility or property currently or formerly owned, leased or operated by a Loan Party or any of their Subsidiaries, in either case (A) or (B) except as in material compliance with applicable Environmental Laws or as would not reasonably be expected to result in a material Environmental Liability.

4.22.8.            No Lien has been recorded against any properties, assets or facilities currently owned, leased or operated by a Loan Party or any of their Subsidiaries under any Environmental Law.

4.22.9.            The Loan Parties have provided to Lender all material records and files, including all material assessments, reports, studies, analyses, audits, tests and data in their possession or under their control concerning any Environmental Claim, the existence of Hazardous Materials or any other environmental concern at properties, assets or facilities currently or formerly owned, operated or leased by any Loan Party or predecessor in interest, or concerning compliance by any Loan Party with, or liability under any Environmental Law.

4.23.        Anti-Terrorism Laws; Anti-Money Laundering.

4.23.1.      None of the Loan Parties, any of their respective Subsidiaries or Affiliates, their respective directors, officers or employees nor to the knowledge of the Loan Parties, their respective agents, has violated or is in violation of any of the Anti-Money Laundering and Anti-Terrorism Laws in any material respect or has engaged in or conspired to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the Anti-Money Laundering and Anti-Terrorism Laws.

4.23.2.      None of the Loan Parties, nor any Subsidiary of any of the Loan Parties or their Affiliates, nor any officer, director, employee or principal shareholder or owner of any of the Loan Parties or any of their Subsidiaries, nor any of the Loan Parties’ or any of their Subsidiaries’ respective agents acting or benefiting in any capacity in connection with the Loan or other transactions hereunder, is a Blocked Person.

4.23.3.      None of the Loan Parties, nor any Subsidiary or Affiliate of any of the Loan Parties, nor any of their respective agents acting in any capacity in connection with the Loan or other transactions hereunder, (i) conducts any business with or for the benefit of any Blocked Person or engages in making or receiving any contribution of funds, goods or services to, from or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked or subject to blocking pursuant to any Sanctions Programs.

4.23.4.     The Borrowers will not request any Loan hereunder, and the Borrowers shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan hereunder (i) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Blocked Person, or in any Sanctioned Country, or (ii) in any manner that would result in the violation of Anti-Money Laundering and Anti-Terrorism Laws applicable to the Borrowers, any of their Subsidiaries, or Lender.

4.23.5.     The Loan Parties have adopted, implemented and maintain policies and procedures that are reasonably designed to ensure compliance with the Anti-Money Laundering and Anti-Terrorism Laws by the Loan Parties, their respective Subsidiaries and their respective directors, officers, employees and agents.

4.24.        Anti-Bribery and Anti-Corruption Laws.

4.24.1.     The Loan Parties, their respective Subsidiaries and Affiliates, their respective directors, officers and employees and to the knowledge of the Loan Parties, their respective agents, are in compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the anti-bribery and anti-corruption laws, rules and regulations of any jurisdictions applicable to the Loan Parties or their Subsidiaries (collectively, the “Anti-Corruption Laws”).

4.24.2.     None of the Loan Parties nor any of their Subsidiaries or Affiliates has at any time:

(a)            offered, promised, paid, given, or authorized the payment or giving of any money, gift or other thing of value, directly or indirectly, to or for the benefit of any employee, official, or other person acting on behalf of any foreign (i.e., non-U.S.) Governmental Authority, or of any public international organization, or any foreign political party or official thereof, or candidate for foreign political office (collectively, “Foreign Official”), for the purpose of: (A) improperly influencing any act or decision of such Foreign Official in his, her, or its official capacity; or (B) inducing such Foreign Official to do, or omit to do, an act in violation of the lawful duty of such Foreign Official; or (C) securing any improper advantage, in order to obtain or retain business for, or with, or to direct business to, any Person; or

(b)            acted or attempted to act in any manner which would subject any of the Loan Parties to liability under any Anti-Corruption Law.

4.24.3.     No Loan Party has received notice that there are or have been any allegations, investigations or inquiries with regard to a potential violation of any Anti-Corruption Law by any of the Loan Parties or any of their respective current or former directors, officers, employees, stockholders or agents, or other persons acting on their behalf.

4.24.4.     The Loan Parties have adopted, implemented and maintain anti-bribery and anti-corruption policies and procedures that are reasonably designed to ensure compliance with the Anti-Corruption Laws by the Loan Parties, their respective Subsidiaries and their respective directors, officers, employees and agents.

4.24.5.     The Borrowers shall not use, and shall ensure that their Affiliates and their respective directors, officers, employees and agents shall not use, the proceeds of any Loan hereunder in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws.

4.25.        Subsidiaries; Equity Securities. Set forth on Schedule 4.25 is a complete and accurate description of the authorized Equity Securities of each Loan Party and each of their Subsidiaries, by class, and a description of the number of shares of each such class that are issued and outstanding. Except as set forth on Schedule 4.25, there are no subscriptions, options, warrants, or calls relating to any shares of any Loan Party’s Equity Securities, including any right of conversion or exchange under any outstanding security or other instrument. Except as set forth on Schedule 4.25, no Loan Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Securities or any security convertible into or exchangeable for any of its Equity Securities. All outstanding Equity Securities of the Loan Parties and each Subsidiary thereof are duly authorized, validly issued, fully paid and (to the extent applicable) non-assessable. All Equity Securities of the Loan Parties and each Subsidiary thereof have been offered and sold in material compliance with all federal. state, provincial and foreign securities laws and all other Applicable Law.

4.26.        Cannabis Laws. No Loan Party or any Subsidiary thereof has suspended operations due to regulatory non-compliance or a violation of Applicable Cannabis Laws. No Loan Party or any Subsidiary thereof has received, any individual fines or sanctions pursuant to any Applicable Cannabis Laws. The Loan Parties will promptly notify Lender in writing of all written communications to and from applicable Governmental Authorities, including, without limitation, Cannabis Authorities, regarding notice of enforcement proceedings, complaints, results of inspections or otherwise relating to the compliance, non-compliance, or status of any Regulatory License held by any Loan Party or any Tenant.

4.27.        Tenant Leases. (i) As of the Closing Date, no Mortgaged Property is subject to any Tenant Leases other than the Tenant Leases described in Schedule 4.6.1, (ii) each Tenant Lease provides for a lease term that expires not earlier than the date that is three (3) years after the Maturity Date, (iii) as of the Closing Date, the Tenant Leases are in full force and effect, there are no defaults thereunder by the applicable Borrower, or to the knowledge of the Loan Parties, the applicable Tenant, (iv) no Loan Party has received any notice of termination with respect to any such Tenant Leases, in each case, except as disclosed in writing to Lender, (v) as of the Closing Date, the copies of the Tenant Leases delivered to Lender are true and complete, and there are no oral agreements with respect thereto, (vi) no Rent (including security deposits) has been paid more than one month in advance of its due date, (vii) the Tenants under the Tenant Leases have accepted possession and are in occupancy of, and are open for business and conducting normal business operations at, all of their respective demised premises, and are paying full, unabated Rent under the Tenant Leases, (viii) as of the Closing Date, the Loan Parties have delivered to Lender a true, correct and complete list of all security deposits made by Tenants at each Mortgaged Property, (ix) all security deposits are held by a Borrower in accordance with the terms of the applicable Tenant Leases and Applicable Law, and except as disclosed in writing to Lender, no security deposit has been applied (including accrued interest thereon), (x) each Tenant is free from bankruptcy or reorganization proceedings, except as it relates to any period after the Closing Date, as disclosed in writing to Lender, (xi) no Borrower has assigned or pledged any of the Tenant Leases, the rents thereunder or any interest therein except to Lender, and, subject to the Second Lien Intercreditor Agreement, the Second Lien Agent pursuant to the Second Lien Loan Documents, (xii) no Tenant or other Person has any option, right of first refusal or offer or any other similar right to purchase all or any portion of, or interest in, any Mortgaged Property, (xiii) no Tenant has the right to terminate its Tenant Lease prior to the expiration of the stated term thereof except to the extent contained in the Tenant Lease, in the event of the destruction or condemnation of substantially all of any Mortgaged Property or an event of default beyond applicable notice and cure periods by the landlord under the applicable Tenant Lease, and (ix) no Tenant has assigned its Tenant Lease or sublet all or any portion of the premises demised thereby.

4.28.        Labor Matters. No Loan Party or any Subsidiary thereof (i) has or has ever had any employees, or (ii) has ever directly contracted with individuals who are independent contractors.

5.	INTENTIONALLY DELETED

6.	NEGATIVE COVENANTS

Without the prior written consent of Lender (acting in its sole discretion unless otherwise specifically provided herein), each Loan Party agrees as follows, and agrees to cause each of its Subsidiaries to comply with the following:

6.1.            Fundamental Changes. No Loan Party will, or permit any of its Subsidiaries to (i) merge, amalgamate or consolidate with or into any Person or (ii) wind-up, liquidate or dissolve.

6.2.            Other Indebtedness. No Loan Party shall, or shall permit any of its Subsidiaries to, incur, create, issue, assume, guarantee or permit to exist any Indebtedness, except for:

(a) the Obligations;

(b) Indebtedness existing on the Closing Date and set forth on Schedule 6.2 and any Permitted Refinancing Indebtedness in respect thereof;

(c) current trade payables extended to a Loan Party or any of its Subsidiaries on customary terms and incurred in the Ordinary Course of Business;

(d) Indebtedness arising from endorsements of any check, draft or other item of payment for collection, deposit or negotiation, and warranties of products or services, in each case, incurred in the Ordinary Course of Business;

(e) Contingent Obligations:

(i)   incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds or other similar obligations in an aggregate principal amount not to exceed $1,000,000 at any time outstanding; or

(ii) arising from customary indemnification obligations in favor of purchasers in connection with Dispositions of Property permitted under Section 6.6;

(f) Subordinated Debt;

(g) Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets, whether or not constituting purchase-money Indebtedness, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that (i) such Indebtedness is incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement, and (ii) the aggregate principal amount of Indebtedness permitted by this Section 6.2(g) shall not exceed $1,000,000 at any time outstanding; and

(h) other Indebtedness not included in any of the preceding clauses of this Section 6.2; provided that such Indebtedness is unsecured and does not exceed $250,000 in the aggregate at any time outstanding.

6.3.          Liens, Security Interests, Etc. No Loan Party shall, or permit any of its Subsidiaries to, pledge, mortgage or otherwise encumber or subject to, or permit to exist upon or be subject to, any Lien on any Mortgaged Property or the Equity Securities of such Person or any Property at any time owned by such Person or acquire or agree to acquire any Property subject to any Lien, in each case, except for Permitted Encumbrances.

6.4.          Investments. No Loan Party shall, or permit any of its Subsidiaries to, make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase, own, invest in or otherwise acquire any Equity Securities (including the creation or capitalization of any Subsidiary), bonds, notes, debentures or other debt securities of, or any assets constituting all or a substantial portion of a business line, unit or division of, or make any other investment in, any Person (all of the foregoing, “Investments”), except for: (i) endorsements of negotiable instruments for deposit or collection in the Ordinary Course of Business, (ii) customary advances for reimbursable employee business expenses in the Ordinary Course of Business, (iii) each Borrower’s ownership of the Equity Securities of its Subsidiaries existing as of the Closing Date, (iv) bank deposits in the Needham Accounts and the Reserve Account, in each case, in the Ordinary Course of Business, and (v) Permitted Acquisitions.

6.5.          Other Lines of Business. No Loan Party shall engage in any business other than the business of developing, constructing, managing, operating and/or owning (directly or indirectly) the Mortgaged Properties for the Permitted Uses.

6.6.          Transfers; Dispositions. No Loan Party shall or permit any of its Subsidiaries to cause or permit the Disposition of (A) any Mortgaged Property, or (B) any Property of such Person, other than (i) the disposition or transfer of equipment that is no longer used or useful, obsolete, damaged, uneconomic, or worn-out in the Ordinary Course of Business during any fiscal year having an aggregate fair market value of not more than $1,000,000 in any fiscal year, (ii) any involuntary loss, damage, or destruction of Property that does not constitute an Event of Default under Section 9.1(u) hereof, (iii) Investments permitted under Section 6.4 hereof, and (iv) the lease of Real Property to a Lessee pursuant to a Tenant Lease in the Ordinary Course of Business (subject to compliance with Section 6.7 and Section 7.9 hereof).

6.7.          Leases; Material Contracts; Etc. Without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed, no Loan Party shall, or shall permit any of its Subsidiaries to, (i) enter into, amend, restate, terminate, modify or take any other action in respect of any Tenant Lease, or (ii) execute, amend, restate, modify, release or terminate any Material Contract or Material Property Agreement (excluding any Tenant Lease, which is covered in Section 6.7(i) above), in each case, if such action is or would reasonably be expected to be materially adverse to Lender; such that, for the avoidance of doubt, a Loan Party may take such action, including, but not limited to, amending a Tenant Lease, a Material Contract or Material Property Agreement without obtaining the consent of Lender so long as such action would not reasonably be expected to be materially adverse to Lender (Lender hereby acknowledging that a Loan Party’s amendment to a Tenant Lease that increases the rent due thereunder by no more than fifteen percent (15%) shall not be considered to be materially adverse to Lender).

6.8.          Permitted Encumbrances; Required Permits and Approvals. No Loan Party shall, or permit any of its Subsidiaries to, without the prior written consent of Lender, not to be unreasonably withheld, conditioned or delayed, (a) execute, amend, restate, modify or terminate any Permitted Encumbrances (excluding any Tenant Lease, which are covered in Section 6.7(i) above), or (b) execute, amend, restate, modify or terminate, any Required Permits and Approvals, except (i) with respect to the foregoing clauses (a) and (b), in the Ordinary Course of Business and subject to any express limitations on the same set forth in this Agreement or any of the other Loan Documents or any Tenant Lease, and (ii) in the case of clause (b) to the extent the termination of any Required Permits and Approvals after the Closing Date would not constitute an Event of Default under Section 9.1(q).

6.9.          Change of Location or Organization or Fiscal Year.

(a)           No Loan Party shall, or permit any Subsidiary to, (a) except upon thirty (30) days’ prior written notice to Lender and delivery to Lender of all additional financing statements and other documents reasonably requested by Lender as to the validity, perfection and priority of the security interests provided for in the Loan Documents (i) change its name, or (ii) change its type of organization, jurisdiction of organization, or other legal structure; or (b) change the fiscal year or fiscal quarter of any Loan Party without the prior written consent of Lender, except, in each case, as required by GAAP.

(b)           Without the prior written consent of the Lender, which shall not be unreasonably withheld, conditioned or delayed, in each instance, no Loan Party shall permit any Subsidiary thereof to modify or amend its Organizational Documents in any way which could reasonably be expected to materially adversely affect the interests of Lender. The Loan Parties shall provide to the Lender a copy of any amendments to the Organizational Documents of any Loan Party, regardless of whether any such amendments shall be considered materially adverse to the interests of Lender.

6.10.        Transactions with Affiliates. No Loan Party shall, or permit any of its Subsidiaries to, directly or indirectly enter into or permit to exist any transaction with any Affiliate of such Person, except for: (i) those transactions described on Schedule 6.10 attached hereto existing as of the date hereof, (ii) transactions which are in the Ordinary Course of Business, upon fair and reasonable terms that are no less favorable to such Loan Party or Subsidiary thereof than would be obtained in an arm’s length transaction with a Person who is not an Affiliate, (iii) the Tenant Leases, (iv) any transaction pursuant to an agreement with an entity that was not an Affiliate at the time such agreement was entered into, but as to which such entity later becomes an Affiliate (i.e., such transaction shall be “grand-fathered” and shall not be considered to be a transaction with an Affiliate), so long as (x) such agreement or transaction was not entered into in contemplation of such Person becoming an Affiliate, and (y) such agreement or the terms of any such transaction have not been and shall not be amended, modified, restated or replaced in any material respects without the prior written consent of Lender, and (v) the payment of reasonable fees to directors or officers of any Loan Party who are not employees of a Loan Party, and compensation, employment, termination and other employee benefit arrangements paid to directors, officers or employees of any Loan Party, solely to the extent such arrangements amount to less than $2,000,000 a year in the Ordinary Course of Business or, if greater, such officer or employee relationships have been previously disclosed in writing to Lender and mutually agreed.

6.11.        Uses. No Loan Party shall permit the use of any Mortgaged Property for any purpose other than the Permitted Uses or engage in any Restricted Cannabis Activities.

6.12.        Restricted Payments. No Loan Party shall, or permit any of its Subsidiaries to, declare or make, or agree to pay for or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so; provided, that neither the foregoing nor anything in this Agreement to the contrary shall prohibit the following:

(a)            Distributions to the respective members of a Loan Party for such members to pay their Tax liabilities in respect of income earned by such Person or as otherwise may be permitted by the Organizational Documents of such Loan Party in effect as of the date of this Agreement, so long as no Default or Event of Default is continuing immediately prior to and immediately after giving effect to the payment;

(b)            Distributions by any Subsidiary of a Loan Party to its direct or indirect parent, so long as such direct or indirect parent is a Loan Party;

(c)            Distributions to the Parent, so long as (i) no Default or Event of Default is continuing immediately prior to and immediately after giving effect to the payment, and (ii) the Loan Parties shall be in compliance on a pro forma basis with the Debt Service Covenant after giving effect to such payment;

(d)            payments of Subordinated Debt to the extent the same are permitted pursuant to the terms of the applicable Subordination Agreement or Intercreditor Agreement; and

(e)            payments of any fee, expense reimbursement, management fees, consulting fees, servicing, advisory or similar fees payable pursuant to an agreement with an entity that was not an Affiliate at the time such agreement was entered into, but which entity later becomes an Affiliate; provided, that (w) such agreement was not made in contemplation of such Person becoming an Affiliate, (x) such agreement has not been and shall not be amended, modified, restated or replaced in a manner that materially increases the payment obligations of the Loan Parties thereunder, (y) no Default or Event of Default is continuing immediately prior to and immediately after giving effect to the payment, and (z) to the extent required by Lender, such payment obligation is subordinated to the Obligations on terms reasonably satisfactory to Lender.

6.13.        Limitations on Negative Pledges. No Loan Party shall, or permit any of its Subsidiaries to, enter into, incur or permit to exist, directly or indirectly, any agreement, instrument, deed, lease or other arrangement that prohibits, restricts or imposes any condition upon the ability of any such Person to create, incur or permit to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, or that requires the grant of any security for an obligation if security is granted for another obligation, except the following: (i) this Agreement and the other Loan Documents, (ii) restrictions or conditions imposed by any agreement relating to secured Indebtedness solely to the extent permitted under this Agreement (including the Subordinated Debt, subject to Section 6.14 hereinbelow), if such restrictions or conditions apply only to the Property securing such Indebtedness, and (iii) customary restrictions on the assignment of leases, licenses and other agreements.

6.14.        Amendments of Subordinated Debt Documents. No Loan Party shall, or shall permit any of its Subsidiaries, to amend, modify or alter, or permit to be amended, modified or altered, any of the Subordinated Debt Documents, or enter into any new document or agreement with respect thereto (including without limitation any side letter) without the prior written consent of Lender, except (i) with respect to the Second Lien Debt, as otherwise set forth in the Second Lien Intercreditor Agreement, (ii) with respect to any other Subordinated Debt subject to a Subordination Agreement or Intercreditor Agreement, as otherwise set forth in the applicable Subordination Agreement or Intercreditor Agreement, and (iii) with respect to any other Subordinated Debt that is not subject to a Subordination Agreement or Intercreditor Agreement, for amendments, modifications or waivers entered into in the Ordinary Course of Business that could not reasonably be expected to materially adversely affect the interests of Lender, the priority or payment of the Obligations, Lender’s perfected first priority security interest in the Collateral, or the rights of Lender under the Loan Documents. The Loan Parties shall provide Lender with executed copies of (y) any modifications, amendments, extensions, consolidations, restatements, alterations, changes or revision to any Subordinated Debt Documents, and (y) any Subordinated Debt Documents entered into after the Closing Date, promptly following the execution of the same.

6.15.        Sale and Leaseback. No Loan Party shall, or permit any of its Subsidiaries to, enter into any agreement or arrangement providing for the sale or transfer by it of any Collateral (now owned or hereafter acquired) to a Person and the subsequent lease or rental of such property or other similar property from such Person.

7.	AFFIRMATIVE COVENANTS

So long as this Agreement is in effect, each Loan Party agrees as follows, and agrees to cause each of its Subsidiaries to comply with the following:

7.1.          Performance of Obligations. Each Loan Party will duly and punctually make or cause to be made all payments due to Lender pursuant to this Agreement and the other Loan Documents to which such Loan Party is a party. Each Loan Party will duly and punctually perform or cause to be performed all other obligations of any Loan Party to Lender provided in this Agreement and the other Loan Documents to which a Loan Party is a party.

7.2.          Financial Statements. The Loan Parties shall (a) maintain their books and records in an accurate, up-to-date and standardized fashion; and (b) provide Lender with the following:

(i)             within sixty (60) days following the close of each fiscal quarter, and year end, management-prepared financial statements of the Loan Parties, certified by the Loan Parties’ chief financial officer, chief accounting officer, or similar position, reasonably acceptable to Lender, consisting of balance sheet and statements of changes in financial position and of earnings, as well as operating statements, prepared in reasonable detail and in substantially the same form as such financial statements previously delivered (including, the Financial Statements of Loan Parties) and presented on a comparative basis to the previous fiscal quarter, such statements to be certified as accurate in all material respects and complete by the Loan Parties;

(ii)            within one hundred twenty (120) days following the close of each fiscal year, annual audited consolidating financial statements of the Loan Parties, prepared by a certified public accountant reasonably acceptable to Lender, consisting of a balance sheet and statements of changes in financial position and of earnings as well as operating statements, prepared in reasonable detail and in substantially the same form as the financial statements for the Loan Parties previously delivered to Lender (including, the Financial Statements) and presented on a comparative basis to the previous fiscal year, such statements to be certified as accurate in all material respects and complete by the Loan Parties;

(iii)           within sixty (60) days following the close of each fiscal quarter, and year end, management-prepared financial statements of each Lessee, certified by a chief financial officer, chief accounting officer, or similar position of such Person, reasonably acceptable to Lender, consisting of balance sheet and statements of changes in financial position and of earnings, as well as operating statements, prepared in reasonable detail and presented on a comparative basis to the previous fiscal quarter;

(iv)           together with each delivery of the financial statements required under clause (ii) above, a Compliance Certificate in substantially the form of Exhibit A attached hereto;

(v)            within thirty (30) days of Lender’s request therefor, such other financial information regarding the Loan Parties and any Collateral for the Loan, including, without limitation, the Mortgaged Properties, as Lender may reasonably request from time to time; and

(vi)            within fifteen (15) days after the end of each calendar quarter, a quarterly Aggregate Liquidity Certificate in substantially the form of Exhibit D attached hereto.

7.3.          Maintenance of Existence; Operation of Business. Each Loan Party and each Subsidiary thereof will (a) (i) keep in full force and effect its legal existence, and (ii) maintain its status as a Special Purpose Entity, and (iii) comply in all material respects with all Applicable Laws, including, without limitation, all Environmental Laws and statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, ERISA or employee health and safety and all Applicable Cannabis Laws (and excluding any U.S. Federal Cannabis Law); (b) continue to conduct and operate its business substantially as now conducted, actively and in good faith; (c) maintain in good standing all licenses, Permits, authorizations, registrations and other approvals necessary or convenient for its business, including, without limitation, the Regulatory Licenses, and (d) preserve, maintain and protect its rights in all material respects and keep its properties and assets in substantially good repair, working order and condition and make (or cause to be made) all necessary and proper repairs, renewals, replacements, additions and improvements thereto. Each Borrower shall use commercially reasonable efforts to cause each Tenant to (i) maintain at all times while conducting business all Required Permits and Approvals, (ii) remain in good standing with appropriate governmental agencies, and (iii) deliver, or arrange for delivery to Lender a copy of each Regulatory License within fifteen (15) Business Days of written request therefor. Lender shall have the right to verify each Regulatory License from time to time.

7.4.          Further Assurances. Each Loan Party will, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, and furnish to Lender, such further agreements, documents or statements, and do or cause to be done such other acts, as Lender may reasonably request, to effect, confirm and secure to Lender all rights and advantages intended by this Agreement and the other Loan Documents.

7.5.          Notice of Certain Events.

(i)             The Loan Parties will, promptly upon becoming aware of (a) the existence of any Event of Default, or (b) the commencement of any suits or proceedings which, if adversely determined as to a Loan Party, could reasonably be expected to have a Material Adverse Effect, or (c) any other event or condition which could reasonably be expected to have a Material Adverse Effect, give written notice to Lender specifying the nature and duration thereof and the action proposed to be taken with respect thereto; but the giving of such notice by the Loan Parties shall not affect the rights of Lender hereunder with respect thereto.

(ii)            The Loan Parties will promptly upon obtaining knowledge thereof notify Lender in writing of all material written communications to and from applicable Governmental Authorities, including, without limitation, Cannabis Authorities, regarding notice of enforcement proceedings, complaints, results of inspections relating to a Loan Party or any Mortgaged Property, or otherwise relating to the compliance, non-compliance, or status of any Regulatory License held by a Loan Party or Tenant.

(iii)           The Loan Parties will promptly provide Lender with (a) copies of any environmental assessment report with respect to any Real Property owned, leased or operated by a Borrower during the term of this Agreement, (b) written notice of any default by any Loan Party or, to the best of each Loan Party’s knowledge, by any other Person under any Material Contract, (c) written notice of any casualty event, or (d) notice of any event, fact or circumstance that has occurred that is reasonably expected to result in a material reduction of the value of any Mortgaged Property.

(iv)           Promptly following delivery or receipt thereof (as applicable) (but in any event within five (5) Business Days after the event hereinafter described), (a) any written notice received from a Tenant threatening non-payment of Rent or other default, alleging or acknowledging a default by landlord, requesting a termination of a Tenant Lease or notifying a Loan Party of the exercise or non-exercise of any option provided for in such Tenant’s Tenant Lease, or any other similar material correspondence received by a Loan Party from a Tenant, (b) any written notice of default or termination received by a Loan Party from any Tenant, and any written notice of default or termination given by a Loan Party to any Tenant, and (c) any Loan Party becoming aware of (A) any non-renewal of a Regulatory License or any other material Permit of any Tenant, (B) any notice of any proposed amendment to, or revocation or reduction of, or information concerning the status or renewal of, any Regulatory License held by any Tenant (including information that such a Regulatory License may not be renewed or that any renewed Regulatory License will be different than any existing Regulatory License, any change in applicable laws affecting the legality or validity of any existing Regulatory License or evidence of the timely payment of all necessary fees and other payments to any Governmental Authority), (C) the existence of any warning document, letter, notice or request for information from, or any investigation by, any Governmental Authority with respect to any Regulatory License or any other material Permit of any Tenant or (D) any Loan Party or any Tenant engaging in a Restricted Cannabis Activity, and, in each case, a reasonably detailed description thereof and, as applicable, copies of such Regulatory License, document, letter, notice or other information. Each Loan Party further agrees to provide Lender with notice of a Tenant “going dark” under its Tenant Lease or a Tenant delivering notice of its intent to “go dark” promptly after obtaining knowledge thereof.

(v)            Concurrently with the delivery of any notice or other information to the Second Lien Agent pursuant to the Second Lien Loan Documents (not otherwise required to be provided to Lender hereunder), the Borrower-Agent will deliver a copy of such notice or other information to the Lender.

7.6.          Lender’s Costs and Expenses. The Borrowers shall promptly (and in any event, within ten (10) Business Days after demand therefor) pay: (i) all transfer, stamp, mortgage, documentary or other similar Taxes, assessments or charges levied by any Governmental Authority in respect of this Agreement or any of the other Loan Documents or any other document or transaction referred to herein or therein, (ii) all reasonable and documented out-of-pocket costs and expenses incurred by, or on behalf of, the Lender (including reasonable, documented, and out-of-pocket attorneys’ fees, consultants’ fees and engineering fees, travel costs and miscellaneous expenses) in connection with (1) the negotiation, preparation, execution and delivery of the Loan Documents, and any and all consents, waivers or other documents or instruments relating thereto, (2) the filing, recording, re-filing and re-recording of any Loan Documents and any other documents or instruments or further assurances required to be filed or recorded or re-filed or re-recorded by the terms of any Loan Document, (3) the borrowings hereunder and other action reasonably required in the course of administration hereof, and (4) monitoring or confirming (or preparation or negotiation of any document related to) the Loan Party’s compliance with any covenants or conditions contained in this Agreement or the other Loan Documents, and (iii) all reasonable and documented out-of-pocket costs and expenses incurred by or on behalf of the Lender (including without limitation reasonable, documented, out-of-pocket attorneys’ fees, consultants’ fees and accounting fees) in connection with the preservation of any rights under the Loan Documents or the defense or enforcement of any of the Loan Documents (including this section), any attempt to cure any breach thereunder by a Loan Party, any actions taken to obtain or enforce payment of any Accounts Receivable either as against the account debtor, a Loan Party, or the defense of the Lender’s exercise of its rights thereunder. In addition to the foregoing, until Payment in Full in cash of the Obligations, the Borrowers will also pay or reimburse the Lender for all reasonable, documented, out-of-pocket costs and expenses of the Lender or its agents or employees in connection with the continuing administration of the Loan and the related due diligence of the Lender, including reasonable and documented out-of-pocket fees and expenses of the Lender’s outside counsel and consultants engaged in connection with the Loan Documents.

7.7.          Changes in Exhibits and Schedules. The Loan Parties will promptly notify Lender in writing of any material changes in or additions to the information set forth in the Exhibits and Schedules to this Agreement.

7.8.          Taxes. Each Loan Party and each Subsidiary thereof shall pay and discharge all Taxes imposed upon it, upon its income or profits, or upon any Property belonging to it, prior to the date on which penalties or interest would attach thereto, and all lawful claims which, if unpaid, might become a Lien upon any property of such Person; provided that no such Person shall be required to pay any such Tax which is being contested in good faith and by proper proceedings which serve as a matter of law to stay the enforcement of any remedy of the Taxing authority or claimant and as to which such Person shall have set aside on its books adequate reserves and notified the Lender in writing of such contest. Without limiting any other rights or remedies, the Lender may at any time pay or discharge any Taxes at any time levied against, or placed on, any of the Collateral, and all amounts expended by the Lender in connection therewith, including reasonable, documented, out-of-pocket attorneys’ fees, shall be considered Obligations.

7.9.          Leases; Material Contracts.

(i)             Without Lender’s prior written approval, no Borrower, nor any other Loan Party, shall enter into, amend or modify in any material manner, permit any assignment of or subletting under, waive any material provision of, release any party to, reduce rents under, accept a surrender of space under, terminate or shorten, the term of any Tenant Lease. The Loan Parties shall provide Lender with a duly-executed copy of any such lease or amendment thereto promptly following the execution of the same.

(ii)            The Loan Parties shall (a) provide Lender with copies of all Material Property Agreements and Material Contracts (including all amendments or modifications thereto) requiring Lender’s prior approval pursuant to Section 6.7 prior to the execution of same, (b) provide Lender with executed copies of all Material Property Agreements and Material Contracts (including those not requiring Lender’s prior approval) promptly following the execution of the same, and (c) comply (and use all commercially reasonable efforts to cause the other parties thereto to comply) with the terms and conditions set forth in each of the Material Property Agreements and Material Contracts in all material respects.

7.10.        Principal Place of Business. The Loan Parties shall maintain their principal place of business at the location set forth opposite such Loan Parties’ name on Schedule B to the Security Agreement, unless and until such time as the Borrower-Agent gives five (5) Business Days’ prior written notice of any change in a Loan Party’s principal place of business to Lender, and if applicable, a written supplement to Schedule B to the Security Agreement.

7.11.        Insurance. Each Loan Party, as applicable, will keep the Collateral insured with the types of coverage and in the amounts required under the Mortgages. In addition, each Loan Party and each Subsidiary thereof shall (i) keep all tangible personal property owned by such Person and kept or used for such Person’s business fully insured against damage, casualty, fire, lightning, and extended coverage perils and against such other risks, in an amount equal to the aggregate full insurable value thereof; and (ii) maintain a general liability insurance policy covering injury to person or property on terms and conditions and with insurers reasonably acceptable to the Lender. Each Loan Party and each Subsidiary thereof shall also maintain such other insurance (including, without limitation, business interruption insurance) in at least such amounts, with at least such limitations on deductibles, with respect to such casualties, liabilities and other risks as are usually insured against in the same general area by prudent companies of similar size engaged in the same or a similar business as such Person, and shall furnish to the Lender, upon written request, full information as to the insurance carried. The Lender shall be named as an additional insured and lender loss payee on each policy of property insurance and as an additional insured on each policy of liability insurance, business interruption and credit insurance maintained by the Loan Parties and each Subsidiary thereof. Each Loan Party and each Subsidiary thereof shall maintain such insurance with responsible and reputable insurance companies or associations licensed to do business in the states, provinces or other jurisdictions where such Person conducts its business, as applicable, having ratings of “A-” or better in “Best’s Insurance Reports” and reasonably satisfactory to the Lender and in such amounts and covering such risks as shall be reasonably satisfactory to the Lender from time to time, but in any event in amounts sufficient to prevent any Loan Party or Subsidiary thereof from becoming a co-insurer. Each policy of insurance shall provide that the interest of the Lender shall not be affected by any breach or violation by the insured thereunder and shall provide at least thirty (30) days’ written notice to the Lender prior to any cancellations or modifications. The Loan Parties shall pay (or cause to be paid) all premiums due on any insurance coverage required pursuant to this Agreement and any other Loan Document, as applicable, in a timely manner after a Loan Party’s receipt of invoices but not later than one (1) Business Day prior to the due date for the same and provide evidence of the reissuance of all such insurance policies.

7.12.        Primary Depository; Reserve Account.

(i)             Subject to Section 7.22 below, at all times (a) each Loan Party shall open and maintain as its principal depository account(s), including for the maintenance of all operating, collection disbursement and other deposit accounts and for all Cash Management Services, as well as an operating account for Borrowers (the “Operating Account” and collectively, with the business checking account(s) referred to in clause (b) below, the “Needham Accounts”), with Lender, and (b) all collections of Rents under the Leases shall be collected and deposited into one or more business checking accounts maintained with Lender. The Loan Parties shall, so long as there is not then a continuing Event of Default, have access to the Needham Accounts. Following the occurrence and during the continuation of an Event of Default, Lender is authorized to apply any funds in the operating account of any Loan Party maintained with the Lender (other than Excluded Accounts) to reduce the outstanding balance of the Loan and other costs, fees and expenses due Lender in connection therewith.

(ii)            The Borrowers shall open and maintain at all times a reserve account (the “Reserve Account”) with Lender and maintain therein at all times a balance of at least $2,231,742.40 (i.e. the amount equal to the initial three (3) months of interest and principal payments calculated based upon the full Loan Commitment amount). Said Reserve Account shall be a blocked account with restrictions against any use by the Borrowers. At the Maturity Date, all amounts in the Reserve Account shall be used by Lender to reduce the principal balance of the Loan, or if requested by the Borrowers upon Payment in Full of the Loan, returned to the Borrowers.

(iii)           As security for the payment and performance of the Obligations, each Loan Party hereby grants to the Lender a lien, security interest and a right of setoff upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Lender or any entity under the control of the Lender, or in transit to any of them, including, the Needham Accounts and the Reserve Account, but excluding any Excluded Account. Following the occurrence and during the continuance of an Event of Default, without demand or notice, the Lender may set off the same or any part thereof and apply the same to any liability or obligation of the Loan Parties to the Lender even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE THE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF ANY LOAN PARTY ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED. The Lender shall not be required to marshal any present or future security for, or guarantees of, the Obligations or to resort to any such security or guarantee in any particular order, and each Loan Party hereby waives, to the fullest extent that it lawfully can, (A) any right it might have to require the Lender to pursue any particular remedy before proceeding against it and (B) any right to the benefit of, or to direct the application of the proceeds of any Collateral until the Obligations are Paid in Full.

7.13.        Bank Accounts. In addition to and without limitation of the Inspection Rights set forth in Section 11.10, each Loan Party agrees to provide Lender, at all times during this Agreement, to the extent permitted under U.S. Federal Cannabis Law and Applicable Cannabis Laws, to the extent applicable, with sufficient real-time access to view the activity in (i) all commercial transaction accounts of such Person, including, without limitation, the Operating Account(s) and including all deposit and securities accounts, and (ii) such other accounts and data as Lender deems reasonably necessary and appropriate, for the purpose of monitoring the business activities and financing of the Loan Parties.

7.14.        Third Party Field Exam. Lender shall have the right to engage a third party to complete a field examination, which field examination shall be at the expense of Loan Parties; provided that, unless there exists an Event of Default, the Loan Parties shall not be obligated to pay for more than one such field examination in any twelve (12) month period.

7.15.        Cash Management Services. In connection with the Cash Management Services to be provided by Lender, the Loan Parties shall pay to Lender, upon the termination of all such Cash Management Services, a single, non-recurring exit fee equal to $150,000, which fee shall be payable only once in the aggregate and not separately with respect to each Cash Management Service. In addition, the Loan Parties shall, at their sole cost and expense, obtain and maintain with Lender the applicable fraud prevention products offered by Lender that are described in the Cash Management Agreements.

7.16.        Debt Service Covenant. On each Calculation Date, as applicable, the Debt Service Coverage Ratio shall not be less than (i) on a pre-Distribution basis, 1.50:1.0 for the trailing twelve month period most recently ended, and (ii) on a post-Distribution basis, 1.25:1.0 for the trailing twelve month period most recently ended (the “Debt Service Covenant”). If such Debt Service Covenant shall not be satisfied on any such Calculation Date, then the Borrowers shall either (a) pay down the Loan by an amount sufficient to satisfy the Debt Service Covenant (the “Debt Service Shortfall”), or (b) deposit with Lender cash in an amount, or cash collateral with a value that, if the same (when combined with any other cash or cash collateral previously deposited with Lender for the same purpose) were used to pay down the outstanding principal balance of the Loan, would satisfy the applicable Debt Service Covenant (the “Debt Service Covenant Collateral”). The Borrowers hereby pledge the Debt Service Covenant Collateral deposited with Lender pursuant to the preceding sentence as additional collateral for the Loan. It shall be an Event of Default if the Borrowers fail either to pay down the Loan by the amount of the Debt Service Shortfall or deposit cash or cash collateral in the amount or value of the Debt Service Shortfall within thirty (30) days after notice from Lender to the Borrower-Agent specifying the amount of the Debt Service Shortfall. If on any Calculation Date, the Lender is holding any Debt Service Covenant Collateral, and the Debt Service Covenant is satisfied, then Lender shall release the Debt Service Covenant Collateral to the Borrowers. At the Maturity Date, all amounts held as Debt Service Covenant Collateral shall be used by Lender to reduce the principal balance of the Loan, or if requested by the Borrowers upon full repayment of the Loan, returned to the Borrowers.

7.17.        Loan to Value Ratio. At all times, the Borrowers will maintain a Loan to Value Ratio of not greater than sixty-seven percent (67%).

7.18.        Liquidity. The Borrowers will not permit (i) Borrower Liquidity to be less than $6,000,000 at any time, (ii) (x) commencing as of the date that is thirty (30) days following the Closing Date and continuing until the date that is ninety (90) days following the Closing Date, Average Aggregate Liquidity to be less than $12,500,000, and (y) commencing as of the date that is ninety (90) days following the Closing Date and at all times thereafter, Average Aggregate Liquidity to be less than $25,000,000, in the case of the foregoing clauses (x) and (y), such Average Aggregate Liquidity to be calculated and tested on the last day of each calendar quarter based on the Average Aggregate Liquidity during such quarter. Within fifteen (15) days of end of each calendar quarter, Borrowers shall deliver to Lender an Aggregate Liquidity Certificate pursuant to Section 7.2(vi). Notwithstanding anything to the contrary contained in this Agreement, if the Aggregate Liquidity Certificate delivered with respect to any calendar quarter (the “Applicable Period”) sets forth that the Borrowers are not in compliance with the Average Aggregate Liquidity covenant set forth in Section 7.18(ii) above, such breach shall not constitute an Event of Default; provided, that, if the Aggregate Liquidity was less than $12,500,000 or $25,000,000 (calculated as of the close of business on each day), as applicable, for five (5) or more days during such Applicable Period, Lender shall charge the Borrowers a non-refundable, non-compliance fee equal to $25,000 for each month of noncompliance, which shall be due and payable within ten (10) Business Days after demand therefore.

7.19.        Appraisals. Each Loan Party shall permit the Lender to engage an independent appraiser satisfactory to the Lender to conduct periodic Approved Appraisals of the Mortgaged Properties. Each such Approved Appraisal shall be at the Loan Parties’ expense; provided, that unless there exists an Event of Default, the Loan Parties shall not be obligated to pay for more than one Approved Appraisal for any parcel of Real Property in any twelve (12) month period.

7.20.        Use of Proceeds. The proceeds of the Loan will be used solely to fund (i) the refinancing of the Existing Debt, (ii) the acquisition of the Florida Mortgaged Property, and (iii) a portion of the costs and expenses to be incurred by the Loan Parties in connection with the closing of the Loan, including, without limitation, the Closing Costs.

7.21.        Additional Security. In the event that at any time after the Closing Date, any Loan Party acquires, owns or holds an interest in any material assets, including any Real Property, as to which Lender does not have a perfected Lien, or creates or has any Subsidiary that is not already a party to this Agreement (provided, that, this Section 7.21 shall not be construed to constitute consent by Lender to any transaction not expressly permitted by the terms of this Agreement), such Loan Party shall promptly notify Lender thereof, and promptly, but in any event (x) within thirty (30) days of request by Lender (or such longer period to which the Lender shall reasonably agree) execute and deliver to Lender such security agreements, assignments, Mortgages or other documents as Lender reasonably requires to grant Lender a security interest therein, in each case, in form and substance satisfactory to Lender, and take all actions necessary to grant to Lender a perfected first lien security interest and Lien in such property, and (y) within thirty (30) days (or such longer period to which the Lender shall reasonably agree) shall or shall cause any such new Subsidiary to (i) become a Borrower or Guarantor (as elected by Lender) hereunder by executing and delivering to the Lender joinders to this Agreement and the other applicable Loan Documents, or such other document as the Lender shall reasonably deem appropriate for such purpose, in each case, in form and substance reasonably satisfactory to the Lender, (ii) grant to the Lender a Lien upon any and all assets and rights and interests in or to property of such Person constituting Collateral, (iii) grant and pledge to Lender a perfected security interest in the Equity Securities of such new Subsidiary, and (iv) deliver, and cause all other applicable Persons to deliver, to the Lender documents of the types referred to in clauses (d), (f), (g), (m), (n), (q) and (s) of Section 3.5 and, if requested by the Lender, opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in this Section 7.21), and such other agreements, documents and instruments necessary or desirable to effectuate the intent of this Section 7.21, each in form and substance satisfactory to the Lender.

7.22.        Post-Closing Matters. In consideration of such accommodation, the Loan Parties hereby agree to take each of the actions described on Schedule 7.22 attached hereto, in each case in the manner and by the dates set forth thereon, or such later dates as may be agreed to by the Lender in its sole discretion.

8.	INTENTIONALLY DELETED

9.	EVENTS OF DEFAULT

9.1.          Events of Default. The occurrence of any one or more of the following events, beyond the expiration of any applicable grace or cure period provided for herein, shall be deemed to constitute an “Event of Default” hereunder and under each and all of the other Loan Documents:

(a)           The failure by a Loan Party to pay when due and payable either (i) any payment of principal or interest due under any Note within three (3) Business Days after when due, or (ii) any other sum(s) due and payable under this Agreement, any Note, any Bank Product Debt or any of the other Loan Documents or secured by any of the Loan Documents, such failure not having been cured within five (5) Business Days after the date when due, or if no due date is provided for, within five (5) Business Days after the date written demand therefor is made;

(b)           the failure by the Borrowers to pay the full amount of the Obligations on the Maturity Date;

(c)           the failure by any Borrower, Pledgor or Guarantor to punctually perform or observe any other covenant or agreement of such Person, respectively, provided for under this Agreement, any Note, or any other Loan Document (other than as provided for in any other provision of this Section 9.1 or for which another grace or cure period is provided in this Agreement or in any other Loan Document) and such failure shall not have been cured within thirty (30) calendar days after occurrence thereof, provided, however, that there shall be no grace period for the failure of any Loan Party to comply with any of Section 6 (other than as provided for in any other provision of this Section 9.1), Section 7.2 (Financial Statements), Section 7.3 (Maintenance of Existence; Operations of Business), Section 7.5 (Notice of Certain Events), Section 7.11 (Insurance), Section 7.12 (Primary Depository; Reserve Account), Section 7.16 (Debt Service Covenant), Section 7.17 (Loan to Value Ratio), Section 7.18(i) (Borrower Liquidity) or Section 7.22 (Post-Closing Matters) of this Agreement;

(d)           if any representation or warranty, certification, financial statement or other information made or furnished to Lender by or on behalf of any Borrower, Pledgor or Guarantor in connection with the transaction evidenced by this Agreement or any of the other Loan Documents to which it is a party shall prove to be inaccurate or untrue in any material respect when made or furnished;

(e)           any Pledge Agreement, the Security Agreement or any other Loan Document or any interest of Lender thereunder shall for any reason be terminated, invalidated, void or unenforceable, or any Lien securing any Obligation in favor of Lender shall be declared invalid, subordinated or unenforceable or any security interest purported to be created by any Loan Document shall cease to be, or shall be asserted by any Borrower, Pledgor or Guarantor not to be, a valid, first priority (except for Permitted Encumbrances having priority by operation of law) perfected Lien in the Collateral covered thereby, except, in each case, as resulting from the actions of Lender;

(f)            the conveyance of any ownership interest in any Mortgaged Property not otherwise permitted under the terms of this Agreement or the other Loan Documents;

(g)           the filing by any Borrower, Pledgor or Guarantor of a voluntary petition in bankruptcy, or the filing by any Borrower, Pledgor or Guarantor of any petition or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors; or any Borrower’s, Pledgor’s or Guarantor’s seeking, consenting to, or acquiescing in the appointment of any trustee, receiver or liquidator of a Borrower, Pledgor or Guarantor, or of all or a material part of any Mortgaged Property, or of any limited liability company membership interest in any Borrower, Pledgor or Guarantor, or the making of any general assignment for the benefit of creditors by any Borrower, Pledgor or Guarantor or the admitting in writing by any Borrower, Pledgor or Guarantor in any legal proceeding of its inability to pay its debts generally as they become due;

(h)           the entry by a court of competent jurisdiction of an order, judgment or decree approving a petition filed against any Borrower, Pledgor or Guarantor seeking any reorganization, dissolution or similar relief under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors, and such order, judgment or decree shall remain unvacated and unstayed for an aggregate of sixty (60) days (whether or not consecutive) from the first date of entry thereof; or the appointment of any trustee, receiver or liquidator of a Borrower, Pledgor or Guarantor, or of all or a material part of any Mortgaged Property, or of any membership interest in a Borrower, Pledgor or Guarantor, without the consent or acquiescence of such Borrower, Pledgor or Guarantor and such appointment shall remain unvacated and unstayed for an aggregate of sixty (60) days (whether or not consecutive);

(i)            the issuance of a writ of execution or attachment or similar process or the levying against any Mortgaged Property, or all or a material part of or material interest in any Collateral, and such execution, attachment or similar process or judgment is not released, bonded, satisfied, vacated or stayed within thirty (30) days after its entry or levy;

(j)            the handing down of one or more uninsured final nonappealable judgments of a court of competent jurisdiction against any Loan Party in an aggregate amount in excess of $2,000,000, unless the same are satisfied or appealed from (with execution or similar process stayed) or bonded over within thirty (30) days of its or their imposition or entry;

(j)            the entry of any court order which enjoins, restrains or in any way prevents a Loan Party from conducting all or any material part of its business affairs in the Ordinary Course of Business which, unless appealed within any applicable appeal period, is not discharged or vacated within thirty (30) days;

(k)           the service of any process upon Lender seeking to attach by mesne or trustee process any funds of any Loan Party on deposit with Lender in an aggregate amount greater than $750,000 unless such service is fully satisfied, released, vacated, discharged or bonded over within sixty (60) days;

(l)            the dissolution, termination or winding up of a Loan Party, or any Subsidiary thereof, or any of, or any Loan Parties’ failure to be a Special Purpose Entity;

(m)          a Change of Control occurs;

(n)           If any Guaranty ceases for any reason to be in full force and effect, or any Pledgor or Guarantor dissolves, winds up or fails to perform any obligation under any Guaranty or other Loan Document delivered by such Person, or any event of default occurs under any Guaranty or Pledge Agreement or any Guarantor or Pledgor revokes or purports to revoke a Guaranty, Pledge Agreement or other Loan Document delivered by such Person;

(o)           a Loan Party receives a cease and desist letter from the U.S. Government in connection with its business operation, subject to any applicable appeal or contest rights pertaining thereto (in which case it shall not be an Event of Default while such appeal or contest rights are being diligently pursued), and unless the subject of such cease and desist letter is cured or otherwise satisfied, released, vacated, discharged or bonded over, or the cease and desist letter is withdrawn, released or vacated, within sixty (60) days of receipt of such letter;

(p)           If (a) any change in the Applicable Laws that makes any Permitted Use of a Mortgaged Property as a Cannabis Establishment illegal under applicable state Law, subject to any applicable appeal or contest rights pertaining thereto (in which case it shall not be an Event of Default while such appeal or contest rights are being pursued), and unless any such use is changed so as to no longer be subject to such change or be illegal within sixty (60) days of such change in Applicable Law; or (b) a Change in Cannabis Law shall occur which restricts a Loan Party’s business in any material adverse manner, or causes any Borrower, Pledgor, Guarantor, or Tenant to engage in any Restricted Cannabis Activities;

(q)           if any Required Permit and Approval is not renewed or is terminated, revoked or suspended and not reinstated, in each case, within forty-five (45) days of such termination, revocation or suspension;

(r)            a seizure by any governmental authority seeking forfeiture of all or any material portion of any Mortgaged Property, and a court forfeiture proceeding has commenced, subject to any applicable appeal or contest rights pertaining thereto (in which case it shall not be an Event of Default while such appeal or contest rights are being pursued), and unless such seizure is released, vacated or discharged within sixty (60) days of such occurrence;

(s)           if there is an event of default or other failure to perform beyond any applicable notice or cure periods in (i) any Material Contract, (ii) any Second Lien Loan Documents, (iii) any Subordinated Debt Documents, or (iv) any other agreement to which any Loan Party is a party with a third party or parties in respect of any Indebtedness in an amount in excess of $2,000,000;

(t)            a Material Adverse Effect shall occur, as determined by Lender in its reasonable (from the perspective of a secured lender) business judgment;

(u)           any occurrence of any loss, theft, substantial damage or destruction of any assets of any Loan Party or any other Collateral (a “Loss”), to the extent the amount of such Loss not fully covered by insurance (including any deductible in connection therewith), together with the amount of all other Losses not fully covered by insurance (including any deductible in connection therewith) occurring in the same fiscal year, exceeds $2,000,000;

(v)           The Loan Parties shall lose custody or control over all or any material portion of the Collateral, other than custody or control that is given to Lender prior to the occurrence of an Event of Default in accordance with the Loan Documents or that is permitted pursuant to Section 6.6;

(w)          the removal, resignation, death or other incapacitation of the Key Officer from his respective position with the applicable Loan Party as of the Closing Date and within a commercially reasonable period of time following such removal, resignation, death or other incapacitation the applicable Loan Party does not hire or promote, or cause to be hired or promoted, an individual or individuals to fulfill such role(s);

(x)            (i) any Borrower, Pledgor or Guarantor shall be found guilty by a court of competent jurisdiction of an act of fraud or shall have been indicted for or convicted of a felony crime; or (ii) any Borrower, Pledgor or Guarantor shall have become subject to any civil or criminal prosecution, enforcement, asset forfeiture or any other civil or criminal enforcement action or proceeding brought by any U.S. federal Governmental Authority with respect to an alleged breach of U.S. Federal Cannabis Law or by any state or local Governmental Authority with respect to any alleged breach of Applicable Cannabis Laws, and, with respect to any of the foregoing described in this clause (ii), if any of the foregoing can be corrected in the opinion of such Governmental Authority, such Person fails to take corrective action required to satisfy, reinstate or otherwise address any alleged issues within the corrective action period, if any, subject in each case to any applicable appeal or contest rights pertaining thereto; or (iii) the Key Officer shall have become liable or guilty, as the case may be, under any civil or criminal prosecution, enforcement, asset forfeiture or any other civil or criminal enforcement action or proceeding brought by any U.S. federal Governmental Authority with respect to an alleged breach of U.S. Federal Cannabis Law or by any state or local Governmental Authority with respect to any alleged breach of Applicable Cannabis Laws and such Key Officer has not been replaced by the Loan Parties within a commercially reasonable period of time; provided, however, that such replacement shall not be required during the pendency of any applicable appeal of such civil or criminal action or proceeding; or

(y)           A Loan Party opens a depository account (other than Excluded Accounts) with a financial institution other than Lender without prior approval from Lender, in its sole discretion.

9.2.          [Reserved.]

9.3.          Interpretation. Notwithstanding any provision to the contrary contained herein or in any of the other Loan Documents, including without limitation language in any such document which states “upon an occurrence and during the continuance of an Event of Default” or similar language relating to the continuance of an Event of Default, once an Event of Default has occurred, it shall be within the sole and absolute discretion of Lender to determine whether or not to declare an Event of Default and, once Lender has declared an Event of Default, it shall be within the sole and absolute discretion of Lender to deem such Event of Default to have been cured or waived.

9.4.          Remedies. Upon the occurrence and during the continuation of any Event of Default, Lender may, at Lender’s sole and absolute discretion: (a) decline to make further Loans to Borrowers, (b) declare and cause all or any portion of any Obligations due Lender to be immediately due and payable and may terminate its Bank Products (provided, that upon the occurrence of an Event of Default described in Section 9.1(g) or Section 9.1(h), all Obligations shall become immediately due and payable, in each case without any action by Lender); (c) make any payments with respect to any Obligations or with respect to any obligation of a Borrower to any other Person in connection with the operation of any Mortgaged Property; (d) commence, defend or settle any litigation involving any Loan Party or any Collateral for the Loan, including, without limitation, any Mortgaged Property; (e) subject to and in accordance with the terms set forth in Section 9.5 below, seek and obtain the appointment of a receiver, and/or (f) exercise any right or remedy available to Lender under the Loan Documents, by Applicable Law or otherwise in order to collect the indebtedness due Lender and otherwise enforce Lender’s rights and remedies. Each Loan Party hereby grants Lender an irrevocable power of attorney to act in its name and stead in connection with the foregoing, provided, that Lender shall not exercise any rights under such power of attorney unless an Event of Default shall have occurred and be continuing. In addition, each Loan Party hereby authorizes Lender (and its employees and agents) to enter upon any Mortgaged Property for any of the foregoing purposes upon the occurrence and during the continuation of any Event of Default and hereby waives any claim against Lender (and its employees and agents) arising out of such entry or out of any act carried out pursuant to this Section 9.4 or any other provision of the Loan Documents, except to the extent that such claims relate to any liability that is determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the Lender’s (or its employees’ or agents’) gross negligence or willful misconduct. Each power of attorney granted hereunder, being coupled with an interest, shall be irrevocable until the Loan is paid in full and shall not be affected by any disability or incapacity which any Loan Party may suffer and shall survive the same. Without limiting any other provision hereof, the Loan Parties agree to pay Lender within five (5) Business Days after written demand therefor all reasonable and documented out-of-pocket costs and expenses incurred by Lender under this Section 9.4 even if the same shall be more than the amount agreed to be advanced hereunder and under any Note. Each right conferred on Lender by the provisions of this Section 9.4 is provided solely to protect the interests of Lender and shall not impose any duty on Lender to exercise any such right and neither Lender nor such attorney-in-fact shall be liable for any act, omission, error in judgment or mistake of law, except to the extent determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from its gross negligence or willful misconduct. In the event that Lender takes possession of any Mortgaged Property, it shall not be obligated to continue the operation of any Mortgaged Property for any period of time longer than Lender shall see fit (in its sole and absolute discretion), and Lender may thereafter, at any time, abandon its efforts and refuse to make further payments for the account of the Loan Parties.

9.5.          Receivership as a Remedy. Without limiting the generality of the foregoing or limiting in any way the rights of Lender hereunder or under the other Loan Documents or otherwise under Applicable Law, at any time after the entire principal balance of the Loan shall have become due and payable (whether at maturity, by acceleration, by an Event of Default or otherwise), Lender shall be entitled to apply for and have a receiver, trustee, liquidator or conservator appointed under state or federal law by a court of competent jurisdiction in any action taken by Lender to enforce its rights and remedies hereunder and under the other Loan Documents in order to manage, protect, preserve, sell and otherwise dispose of any Mortgaged Property or all or any portion of any Collateral and continue the operation of the business of any Loan Party, and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership, including the compensation of the receiver, and to the payment of the Loans and other fees and expenses due hereunder and under the other Loan Documents as aforesaid until a sale or other Disposition of the Mortgaged Properties or the Collateral shall be finally made and consummated. If Lender shall apply for the appointment of a receiver, trustee, liquidator or conservator, it shall notify Borrower-Agent thereof within one (1) Business Day thereafter. Each Loan Party, for itself and every other person liable for payment of the Obligations, hereby waives, and authorizes Lender to waive, any requirement that a receiver post a bond. To the extent permitted by Applicable Law (including, without limitation, Applicable Cannabis Laws, and subject to any requisite consents or approvals in connection therewith) and in accordance with the terms of this Section 9.5, each Loan Party hereby consents to the appointment of a receiver as provided herein and agrees to cooperate fully with Lender in connection with the assumption and exercise of control by the receiver over all or any portion of the Collateral. Each Loan Party acknowledges that (a) the right to have a receiver appointed for the foregoing purposes is considered essential by Lender in connection with the enforcement of the Lender’s rights and remedies hereunder and under the other Loan Documents, and (b) the availability of such appointment as a remedy under the foregoing circumstances was a material factor in inducing the Lender to make the Loans to the Borrowers. All amounts expended by Lender in connection with the foregoing, including reasonable and documented out-of-pocket attorneys’ fees and expenses, shall be considered Obligations and shall be secured by the Loan Documents.

9.6.          Remedies Not Exclusive. The enumeration of rights and remedies in the Loan Documents is not intended to be exclusive, and they shall be in addition to and not by way of limitation of such others as Lender may have under the Uniform Commercial Code, other Applicable Law, and any and all Loan Documents or other agreements between or among any Loan Party and Lender. Lender shall, in its discretion, determine the choice of rights and remedies and the order in which they shall be exercised and which person, entity or collateral, if any, is to be proceeded against and in which order. The exercise of any right or remedy shall not preclude the exercise of others, all of which shall be cumulative. No act, failure or delay by Lender shall constitute a waiver of any of its rights and remedies. No single or partial waiver by Lender of any provision of the Loan Documents, or breach or default thereunder, or of any right or remedy which Lender may have shall operate as a waiver of any other provision, breach, default, right or remedy or of the same one on a future occasion.

10.	SUCCESSORS AND ASSIGNS; PARTICIPATIONS AND ASSIGNMENTS

10.1.        Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Loan Parties, Lender and their respective successors and assigns, except that no Loan Party may assign or transfer any of its rights or obligations under this Agreement or any of the other Loan Documents without the prior written consent of Lender.

10.2.        Participations. Lender may, at any time and without the consent of any Loan Party, sell to one or more Persons (collectively, the “Loan Participants”) participation interests in any Loan owing to Lender, any Loan Commitment of Lender or any other interest of Lender hereunder and under the other Loan Documents, pursuant to a participation agreement in form and substance reasonably acceptable to Lender and duly executed by Lender and such Loan Participant(s); provided, that no participation may be sold to (i) a natural person, or (ii) any Competitor, unless Borrower-Agent has consented to such participation in writing; provided further, that (x) no consent of the Borrower-Agent shall be required for the sale of any participation occurring during the continuance of an Event of Default, and (y) the Borrower-Agent shall be deemed to have consented to any sale of a participation unless it shall object thereto by written notice to Lender within ten (10) days after having received written notice thereof. In the event of any such sale by Lender of a participation interest to a Loan Participant, from and after the effective date of such participation agreement, (a) Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, (b) Lender shall remain solely responsible for the performance thereof, (c) Lender shall remain the holder of the Loan for all purposes under this Agreement and the other Loan Documents, and (d) the Loan Parties shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under this Agreement and the other Loan Documents, as applicable. A Loan Participant shall not be entitled to receive any greater payment under Section 2.7 or Section 2.8 than Lender would have been entitled to receive with respect to the participation sold to such Loan Participant, unless the sale of the participation to such Loan Participant is made with the Borrower-Agent’s prior written consent or unless such entitlement to receive a greater payment results from a Change in Law that occurs after the Loan Participant acquired the applicable participation.

10.3.        Assignments. Lender may, at any time, assign to any Person that is not a Competitor, or, during the continuance of an Event of Default, to any Person (an “Assignee”) all or any part of its rights and obligations under this Agreement and the other Loan Documents, with the prior written consent of the Borrower-Agent; provided that (x) no consent of the Borrower-Agent shall be required for an assignment to (i) an Affiliate of Lender, (ii) an Assignee in connection with a sale of all or substantially all of Lender’s loan portfolio, (y) no consent of the Borrower-Agent shall be required for an assignment to any Assignee (including a Competitor) occurring during the continuance of an Event of Default, and (z) the Borrower-Agent shall be deemed to have consented to any assignment unless it shall object thereto by written notice to Lender within ten (10) days after having received written notice thereof.

If Lender only assigns part of its rights and obligations under this Agreement, Lender, to the extent permitted under Applicable Laws, shall remain the agent to the Loan Party while Lender retains any part of its rights and obligations under the Loan Documents. In the event of any such assignment by Lender of an interest to an Assignee, from and after the effective date of such assignment, (i) the Assignee thereunder shall be a party hereto and have the rights and obligations of Lender hereunder, and (ii) Lender shall be released from its obligations under this Agreement (and, in the case of an assignment covering all or the remaining portion of Lender’s rights and obligations under this Agreement, Lender shall cease to be a party hereto).

Upon the effective date of such assignment, and if required by any Assignee, the Borrowers shall execute and deliver to the Assignee a new Note to the order of the Assignee in an amount equal to such Assignee’s Loan Commitment. Such new Note shall be dated as of the effective date of the assignment and all amounts due and payable thereunder shall only accrue from and be payable after the effective date of the assignment and shall otherwise be in the same form as the Note replaced thereby. In no event shall there be duplication of payments due to any assigning Lender or the Assignee under any Note. The Note replaced thereby shall be marked “cancelled” and returned to the Borrowers with a legend indicating that it has been replaced.

In addition to the assignments permitted under this Section 10.3, Lender may assign and pledge all or any portion of the Loan to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any Operating Circular issued by the Federal Reserve Bank. No such assignment or pledge shall release Lender from its obligations hereunder or substitute the applicable pledgee or assignee for Lender as a party to this Agreement or any other Loan Document.

11.	ADDITIONAL PROVISIONS

11.1.        Interpretation. All capitalized terms not defined herein but defined in the other Loan Documents shall have the meanings given to such terms in the other Loan Documents. All exhibits to this Agreement are hereby incorporated herein by reference. The use of the singular of terms which are defined in the plural shall mean and refer to any one of the matters or items included in such definition. Use of the connective “or” is not intended to be exclusive; the term “may not” is intended to be prohibitive and not permissive; use of “includes” and “including” is intended to be interpreted as expansive and amplifying and not as limiting in any way; and pronouns used herein shall be deemed to include the singular and the plural and all genders. Unless otherwise expressly provided herein, references to the Loan Documents shall be deemed to include all subsequent amendments, restatements, amendments and restatements, extensions, supplements and other modifications thereto.

11.2.        Time of Essence. Time is of the essence in connection with all obligations of the Loan Parties under this Agreement and the other Loan Documents.

11.3.       Amendment. This Agreement and the Loan Documents cannot be amended, modified, waived, changed, discharged or terminated orally, but only by an instrument in writing signed by the Person against whom enforcement of any amendment, modification, waiver, change, discharge or termination is sought; provided, however, that only the consent of the parties to a Bank Product agreement shall be required for any modification of such agreement.

11.4.        Survival of Representations and Warranties. All agreements, representations and warranties made by the Borrowers or any Guarantor in this Agreement, any other Loan Documents or certificate or other documents delivered to Lender in connection therewith shall survive the execution and delivery of this Agreement. All of the terms, representations, warranties and provisions of this Agreement shall be binding upon and inure to and be enforceable by and against the respective successors and assigns of the parties hereto whether so expressed or not.

11.5.        Counterparts. This Agreement may be executed in two or more counterparts and each executed copy shall constitute but one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Lender may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

11.6.        Partial Invalidity. If any provision of this Agreement or portion of such provision, or the application thereof to any Person or circumstance, shall to any extent be held invalid or unenforceable, the remainder of this Agreement or the remainder of such provision and the application thereof to other Persons or circumstances (other than those as to which it is held invalid or unenforceable) shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

11.7.        Governing Law; Consent to Jurisdiction. This Agreement and each other Loan Document (unless and except to the extent expressly provided otherwise in any such Other Document), and all matters relating hereto or thereto or arising here from or therefrom (whether arising under contract law, tort law or otherwise) shall, in accordance with Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York, be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York. Each Loan Party hereby submits to the exclusive personal jurisdiction of the United States District Court for the District of Massachusetts or any state court sitting in The Commonwealth of Massachusetts in connection with any action, suit or proceeding Lender may at any time wish to file in connection with this Agreement and/or any other Loan Document and any other related matter concerning the relationship of Lender and the Loan Parties; provided, that nothing in this Agreement or in any other Loan Document shall affect the right of Lender to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower, Pledgor or any Guarantor or their properties in the courts of any other jurisdiction in connection with the exercise of any of its rights under this Agreement or any other Loan Document. Each Loan Party hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court. In addition, each Loan Party agrees to service of process in any such suit being made upon it by mail in accordance with Section 11.11 herein.

11.8.        Jury Waiver. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY AND LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR LENDER TO MAKE THE LOAN.

11.9.        Headings. The headings of the Sections of this Agreement have been inserted for convenience and shall not modify, define, limit or expand the express provisions of this Agreement.

11.10.      Inspection. Subject to any restrictions in the Applicable Cannabis Laws, Lender and its agents shall have the right at any time and from time to time upon reasonable prior written notice to Borrower-Agent (except in the case of an emergency or during the existence and continuance of an Event of Default, in which case no prior notice shall be required) to inspect any Mortgaged Property, the other Collateral and all books and records pertaining thereto including, without implied limitations, pursuant to the terms of the Environmental Indemnity Agreement, as well as to review and/or audit any accounts, books and records (subject to applicable confidentiality laws or requirements of any Applicable Cannabis Laws) relating to or affecting any Mortgaged Property or other Collateral which are maintained by a Loan Party or any of its employees, officers or agents (including, without limitation, accountants) and, in connection with such review and audit, to make copies of all such accounts, records and books and to discuss the same with any Loan Party’s officers, employees and agents (including, without limitation, accountants). Provided that there does not exist an Event of Default or other condition or situation which Lender reasonably believes to constitute an emergency, Lender shall (a) provide Borrower-Agent with reasonable prior written notice of any such inspection, review or audit, and (b) use its best efforts to complete such inspection, review or audit with minimal disruption of or interference to the operations of any Loan Party and any Mortgaged Property, each Loan Party agreeing that in the case of any review or audit to assemble and make available to Lender and its agents all accounts, books and records at its principal place of business. Except as limited pursuant to Section 7.14 hereof with respect to field examinations, the Loan Parties shall reimburse the Lender for any reasonable, documented, out-of-pocket costs and expenses incurred by the Lender in connection with any such examinations, inspections or audits.

11.11.      Notices.

(a)           Notice Generally. Whenever a Loan Party or Lender shall desire to give or serve any notice, demand, request or other communication with respect to this Agreement or any of the other Loan Documents (including, without limitation, a notice of default pursuant to this Agreement), each such notice, demand, request or other communication shall be in writing and shall be deemed to have been duly given if sent addressed to the notice addresses for such parties set forth below by hand delivery, by Federal Express or other reputable overnight courier, by certified mail, postage prepaid, return receipt requested, or subject to Section 11.11(b) below, electronic mail, in any case, with copies as follows:

If to a Loan Party:	c/o Vireo Property Holdings LLC [***] Attn: [***] Telephone: [***] E-mail: [***]

With a copy to:	Eversheds Sunderland (US) LLP [***] Attn: [***] Email: [***]

If to Lender:	Needham Bank [***] Attn: [***] Email: [***]

With a copy to:	Blank Rome LLP [***] Attn: [***] Email: [***]

Any party may at any time change its address for such notices by delivering to the other parties hereto, as aforesaid, a notice of such change. Notices hereunder shall be deemed given on the same day if delivered by hand, or on the date shown on the receipt of the delivery service that such notice was actually delivered or refused during normal business hours with written evidence of such delivery or refusal with respect to delivery by Federal Express or other recognized overnight courier or by certified mail.

(b)            Electronic Communications. Notices and other communications hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Lender; provided that unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by return e-mail or other written acknowledgement); provided further that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

11.12.       Termination of Security Interests. Upon Payment in Full of the Obligations at a time when the Borrowers do not have any right to any future extension of credit under the Loan Documents, (a) this Agreement shall terminate and be of no further force or effect, and (b) upon the request of Borrowers and at their expense, the Lender shall execute and deliver such documents and take such other steps as may be reasonably necessary to evidence termination of its security interests in the Collateral.

11.13.       Indemnification. Each Loan Party shall indemnify the Lender, its officers, directors, employees, agents, Subsidiaries, and Affiliates (collectively, the “Indemnified Parties”) against, and hold the Indemnified Parties harmless from, any and all losses, claims, cost recovery actions, damages, expenses and liabilities of whatsoever nature or kind and all reasonable, documented, out-of-pocket expenses (including due diligence expenses, travel expenses and reasonable fees, charges and disbursements of counsel) and all applicable Taxes to which any of the Indemnified Parties may become subject arising out of, or in connection with, (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder, and the consummation of the transactions contemplated by the Loan Documents, (ii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any of the Indemnified Parties is a party thereto, and (iii) any other aspect of this Agreement and the other Loan Documents, provided that such indemnification shall not be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of any of the Indemnified Parties. Notwithstanding anything to the contrary contained herein, this indemnity shall survive the repayment of the Obligations and the termination of the Lender’s agreement to make Loans available to the Borrowers and the termination of this Agreement.

11.14.       Conflicts. To the extent that any provision of this Agreement is inconsistent with any corresponding provision in any of the other Loan Documents, then the provisions of this Agreement shall control. To the extent possible, however, provisions of this Agreement and the other Loan Documents shall be interpreted to complement and supplement each other and the absence of any provision or portion thereof in one such Loan Document shall not be deemed to be an inconsistent provision with the other such Loan Document which contains such provisions or portion thereof. Notwithstanding the foregoing, in no event shall there be deemed cumulative any rights of the Loan Parties under the Loan Documents relative to applicable notice and cure periods.

11.15.       Appointment of Borrower-Agent; Nature and Extent of Each Borrower’s Liability.

(a)            All Obligations, representations, warranties, covenants, and indemnities set forth in the Loan Documents to which a Borrower is a party shall be joint and several. Each Borrower hereby represents and warrants that Borrower-Agent provides valuable financial, management and administrative services for each Borrower, and each Borrower is an Affiliate of one another, and therefore each Borrower has determined that it is advantageous and convenient for it to enter into this Agreement on a basis of joint and several liability and to designate as its agent to effect borrowings and other extensions of credit under this Agreement and to distribute the proceeds of borrowings to it, and each Borrower, by entering into this Agreement, desires and intends to induce the Lender to enter into this Agreement. Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of each other Borrower to accept joint and several liability for the Obligations. If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation.

(b)            Each Borrower hereby irrevocably appoints Borrower-Agent as its agent to (i) receive any and all notices from Lender with respect to the Obligations or otherwise under or in connection with this Agreement and the other Loan Documents; (ii) execute and deliver notices, certificates and documents to be executed and/or delivered by any Borrower under this Agreement or the other Loan Documents; and (iii) otherwise act on behalf of such Borrower pursuant to this Agreement and the other Loan Documents. Except as otherwise expressly provided in this Agreement or any other Loan Document, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Loans issued under or pursuant to this Agreement, notice of the occurrence of any Event of Default other than notice to the Borrower-Agent to the extent expressly required herein, or of any demand for any payment under this Agreement other than demand made on the Borrower-Agent, notice of any action at any time taken or omitted by the Lender under or in respect of any of the Obligations other than notice delivered to the Borrower-Agent in accordance with Section Error! Reference source not found. to the extent expressly required by the Loan Documents, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all other demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Lender shall have the right, in its discretion, to deal exclusively with the Borrower-Agent for all purposes under the Loan Documents. Each Loan Party agrees that any communication or delivery by or to Borrower-Agent, and action, omission or undertaking by the Borrower-Agent shall be binding upon and enforceable against such Loan Party.

(c)            Each Borrower further agrees and acknowledges that any advances which may be made by the Lender under the credit facilities provided under this Agreement may be made directly to the Borrower-Agent for use only by each Borrower in accordance with the terms of this Agreement. Without limiting the foregoing, each Borrower acknowledges that it shall be directly indebted to the Lender for Loan proceeds distributed to it by the Borrower-Agent as if each such Loan proceeds had been made directly to such Borrower which received such proceeds (whether or not the subject Loan proceeds were based upon the Collateral of such Borrower which actually received such Loan proceeds), in addition to which the other Borrower shall be jointly and severally obligated to the Lender in that amount.

(d)            The Lender shall have no responsibility to inquire as to the distribution of any Loan advances made by the Lender through the Borrower-Agent as described herein. The provisions of this Section 11.15 are made for the benefit of the Lender and its respective successors and assigns, and may be enforced by it or them from time to time against any Borrower as often as occasion therefor may arise and without requirement on the part of the Lender, or its successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy.

(e)            The Borrower-Agent and each Borrower agrees, jointly and severally, to indemnify, defend, and to hold the Lender and its Affiliate and its designees harmless from and against any liability, claim, demand, expense, or loss made against the Lender or its affiliates and/or its designees on account of, or arising out of, this Agreement and the transactions contemplated hereby, the Lender or its affiliates and/or its designee’s reliance upon loan requests submitted by the Borrower-Agent and any other action taken by the Lender or its affiliate and/or its designee hereunder or under any of the Loan Documents or any other agreement with the Borrower-Agent and/or any Borrower and/or any other Person, except to the extent that such claims relate to any liability that is determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the Lender’s (or its Affiliate’s) gross negligence or willful misconduct.

(f)             Until the Obligations have been Paid in Full, each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Lender with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been Paid in Full. Any claim which any Borrower may have against any other Borrower with respect to any payments to the Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior Payment in Full of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be Paid in Full before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(g)            Each Borrower hereby agrees that, the payment of any amounts due with respect to the Indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior Payment in Full of the Obligations. Each Borrower hereby agrees that after the occurrence and during the continuance of any Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any Indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been Paid in Full. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such Indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for the Lender, and such Borrower shall deliver any such amounts to the Lender, for application to the Obligations.

12.	CANNABIS LAWS

12.1.         Each Loan Party and Lender acknowledge that although certain Applicable Cannabis Laws have legalized the cultivation, distribution, sale and possession of Cannabis, (a) the nature and scope of U.S. Federal Cannabis Law may result in circumstances where activities permitted under Applicable Cannabis Laws, may contravene U.S. Federal Cannabis Law and (b) engagement in Restricted Cannabis Activities may contravene U.S. Federal Cannabis Law. Accordingly, for the purpose hereof, and notwithstanding anything to the contrary contained in this Agreement, each representation, covenant and other provision hereof relating to compliance with Applicable Laws will be subject to the following: (i) engagement in any legitimate business activity that is a Permitted Cannabis Business, and in respect to which the applicable Governmental Authorities have agreed, or are bound by any future Applicable Laws, to forego or have otherwise suspended prosecution and/or enforcement of such U.S. Federal Cannabis Law, will not, in and of itself, be deemed to be non-compliance with Applicable Laws; (ii) engagement in any Restricted Cannabis Activity will be deemed to be non-compliance with Applicable Laws; (iii) no party hereto shall have any right of rescission or amendment to this Agreement arising out of or relating to any non-compliance with U.S. Federal Cannabis Law to the extent that such non-compliance, and the remedies of Governmental Authorities associated with such non-compliance, exist as of the date of this Agreement, as determined in the Lender’s sole, but reasonable discretion, unless such non-compliance also constitutes a violation of Applicable Cannabis Laws; and (iv) no party shall seek to enforce the provisions hereof in federal court unless and until the parties have reasonably determined that the applicable state laws, rules and regulations are fully compliant with U.S. Federal Cannabis Law. Nothing contained in this Agreement shall require the parties to violate any provisions of Applicable Cannabis Laws or attending regulations, as applicable.

12.2.         To the extent that having or being vested in any rights, powers and authorities herein or in any other Loan Document by a Loan Party as to access to the properties or books or records of any Loan Party or the exercise of any rights or remedies that may result in the Lender being considered an owner or person exercising control over any Loan Party (whether before or after an Event of Default) results in the Lender being required to obtain approval from any Governmental Authorities prior to possessing, being vested in or exercising such rights, then the Loan Parties shall cooperate with such efforts by the Lender and take all reasonable action necessary to obtain such approvals or compliance at any time that the Lender reasonably requests. THIS SECTION 12.2 WILL GOVERN NOTWITHSTANDING ANY PROVISION TO THE CONTRARY OR IN CONFLICT WITH ANY OTHER PROVISION OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT. NOTWITHSTANDING THE FOREGOING, EACH LOAN PARTY ACKNOWLEDGES, AGREES, REPRESENTS AND WARRANTS THAT, TO THE BEST OF ITS KNOWLEDGE, THE INCURRENCE OF MONETARY OBLIGATIONS UNDER THE LOAN DOCUMENTS AND THE PLEDGE OF COLLATERAL UNDER THE LOAN DOCUMENTS DO NOT VIOLATE ANY APPLICABLE CANNABIS LAWS.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date first written above.

BORROWERS:

VIREO PROPERTY HOLDINGS, LLC

By:	/s/ Tyson Macdonald
Name:	Tyson Macdonald
Title:	Chief Financial Officer

VIREO PROPERTY HOLDINGS NEW YORK, LLC

By:	/s/ Tyson Macdonald
Name:	Tyson Macdonald
Title:	Chief Financial Officer

VIREO PROPERTY HOLDINGS FLORIDA, LLC

By:	/s/ Tyson Macdonald
Name:	Tyson Macdonald
Title:	Chief Financial Officer

256 COUNTY ROUTE 117 PERTH LLC

By:	/s/ Tyson Macdonald
Name:	Tyson Macdonald
Title:	Chief Financial Officer

160 COMFORT ROAD, LLC

By:	/s/ Tyson Macdonald
Name:	Tyson Macdonald
Title:	Chief Financial Officer

[SIGNATURES CONTINUED ON NEXT PAGE]

[SIGNATURE PAGE – LOAN AGREEMENT]

LENDER:

NEEDHAM BANK

By:	/s/ Michelle L. Haughton
Name:	Michelle L. Haughton
Title:	First Vice President

[SIGNATURE PAGE – LOAN AGREEMENT]

EXHIBIT A

Form of Compliance Certificate

EXHIBIT B

Special Purpose Entity Requirements

EXHIBIT C

Competitor List

EXHIBIT D

Form of Aggregate Liquidity Certificate

Schedule 4.4

List of Financial Statements

Schedule 4.6

Tenant Leases

Schedule 4.10

Intellectual Property

Schedule 4.25

Subsidiaries; Equity Securities

Schedule 6.2

Indebtedness

Schedule 6.3

Permitted Encumbrances

Schedule 6.10

Transactions with Affiliates

Schedule 7.22

Post-Closing Matters

Schedule A

Regulatory Licenses